                                                                [EXECUTION COPY]



                          AGREEMENT AND PLAN OF MERGER


                          DATED AS OF MARCH 19, 2000


                                     AMONG


                        WESLEY JESSEN VISIONCARE, INC.,


                             OSI ACQUISITION CORP.


                                      AND


                             OCULAR SCIENCES, INC.

                               TABLE OF CONTENTS

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                                                                                                   Page
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ARTICLE I

THE MERGER; CERTAIN RELATED MATTERS...............................................................   2
       1.1      The Merger........................................................................   2
       1.2      Closing...........................................................................   2
       1.3      Effective Time....................................................................   2
       1.4      Effects of the Merger.............................................................   3
       1.5      Certificate of Incorporation......................................................   3
       1.6      Bylaws............................................................................   3
       1.7      Officers and Directors of Surviving Corporation and Newco.........................   3
       1.8      Effect on Capital Stock...........................................................   3
       1.9      OSI Stock Options and Other Equity-Based Awards...................................   4
       1.10     Certain Adjustments...............................................................   5
       1.11     Associated Rights.................................................................   6

ARTICLE II

EXCHANGE OF CERTIFICATES..........................................................................   6
       2.1      Exchange Fund.....................................................................   6
       2.2      Exchange Procedures...............................................................   6
       2.3      Distributions with Respect to Unexchanged Shares..................................   7
       2.4      No Further Ownership Rights in OSI Common Stock...................................   7
       2.5      No Fractional Shares of WJ Common Stock...........................................   7
       2.6      Termination of Exchange Fund......................................................   8
       2.7      No Liability......................................................................   8
       2.8      Investment of the Exchange Fund...................................................   8
       2.9      Lost Certificates.................................................................   8
       2.10     Withholding Rights................................................................   9
       2.11     Further Assurances................................................................   9
       2.12     Stock Transfer Books..............................................................   9
       2.13     Affiliates........................................................................   9

ARTICLE III

REPRESENTATIONS AND WARRANTIES....................................................................   9
       3.1      Representations and Warranties of WJ..............................................   9
                    (a)   Organization, Standing and Power; Subsidiaries..........................  10
                    (b)   Capital Structure.......................................................  10
                    (c)   Authority; No Conflicts.................................................  11
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                                     -ii-
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                    (d)   Reports and Financial Statements........................................  13
                    (e)   Information Supplied....................................................  13
                    (f)   Board Approval..........................................................  14
                    (g)   Vote Required...........................................................  14
                    (h)   Litigation; Compliance with Laws........................................  14
                    (i)   Absence of Certain Changes or Events....................................  15
                    (j)   Environmental Matters...................................................  15
                    (k)   Intellectual Property...................................................  16
                    (l)   Brokers or Finders......................................................  17
                    (m)   Opinion of WJ Financial Advisor.........................................  17
                    (n)   Accounting Matters......................................................  17
                    (o)   Taxes...................................................................  17
                    (p)   Certain Contracts.......................................................  18
                    (q)   WJ Stockholder Rights Plan..............................................  19
                    (r)   Ownership of OSI Capital Stock..........................................  19
                    (s)   ERISA Compliance........................................................  19

       3.2      Representations and Warranties of OSI.............................................  21
                    (a)   Organization, Standing and Power; Subsidiaries..........................  21
                    (c)   Authority; No Conflicts.................................................  23
                    (d)   Reports and Financial Statements........................................  24
                    (e)   Information Supplied....................................................  24
                    (f)   Board Approval..........................................................  25
                    (g)   Vote Required...........................................................  25
                    (h)   Litigation; Compliance with Laws........................................  25
                    (i)   Absence of Certain Changes or Events....................................  26
                    (j)   Environmental Matters...................................................  26
                    (k)   Intellectual Property...................................................  27
                    (l)   Brokers or Finders......................................................  27
                    (m)   Opinion of OSI Financial Advisor........................................  27
                    (n)   Accounting Matters......................................................  27
                    (o)   Taxes...................................................................  28
                    (p)   Certain Contracts.......................................................  28
                    (q)   Ownership of WJ Capital Stock...........................................  29
                    (r)   ERISA Compliance........................................................  29
                    (s)   Employment Agreements...................................................  31
       3.3      Representations and Warranties of WJ and Merger Sub...............................  31
                    (a)   Organization............................................................  31
                    (b)   Corporate Authorization.................................................  31
                    (c)   Non-Contravention.......................................................  31
                    (d)   No Business Activities..................................................  32
                    (e)   Board Approval..........................................................  32
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                                     -iii-
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ARTICLE IV........................................................................................  32

COVENANTS RELATING TO CONDUCT OF BUSINESS.........................................................  32
       4.1      Covenants of WJ...................................................................  32
                    (a)   Ordinary Course.........................................................  32
                    (b)   Dividends; Changes in Share Capital.....................................  33
                    (c)   Issuance of Securities..................................................  33
                    (d)   Governing Documents.....................................................  33
                    (e)   No Acquisitions.........................................................  33
                    (f)   No Dispositions.........................................................  34
                    (g)   Investments; Indebtedness...............................................  34
                    (h)   Pooling; Tax-Free Qualification.........................................  34
                    (i)   Compensation............................................................  34
                    (j)   Accounting Methods; Income Tax Elections................................  35
                    (k)   Certain Agreements......................................................  35
                    (l)   No Change or Amendment to Rights Agreement..............................  35
                    (m)   No Related Actions......................................................  35
       4.2      Covenants of OSI..................................................................  35
                    (a)   Ordinary Course.........................................................  35
                    (b)   Dividends; Changes in Share Capital.....................................  36
                    (c)   Issuance of Securities..................................................  36
                    (d)   Governing Documents.....................................................  36
                    (e)   No Acquisitions.........................................................  37
                    (f)   No Dispositions.........................................................  37
                    (g)   Investments; Indebtedness...............................................  37
                    (h)   Pooling; Tax-Free Qualification.........................................  37
                    (i)   Compensation............................................................  38
                    (j)   Accounting Methods; Income Tax Elections................................  38
                    (k)   Certain Agreements......................................................  38
                    (l)   No Related Actions......................................................  38
       4.3      Governmental Filings..............................................................  38
       4.4      Control of Other Party's Business.................................................  38

ARTICLE V.........................................................................................  39

ADDITIONAL AGREEMENTS.............................................................................  39
       5.1      Preparation of Proxy Statement; Stockholders Meetings.............................  39
       5.2      Newco Board of Directors; Executive Officers;
                Post-Merger Operations............................................................  41
       5.3      Access to Information.............................................................  42
       5.4      Reasonable Best Efforts...........................................................  42
       5.5      Acquisition Proposals.............................................................  44
       5.6      Employee Benefits Matters.........................................................  45
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                                     -iv-
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       5.7      Fees and Expenses.................................................................  46
       5.8      Directors' and Officers' Indemnification and Insurance............................  46
       5.9      Public Announcements..............................................................  47
       5.10     Accountant's Letters..............................................................  47
       5.11     Listing of Shares of WJ Common Stock..............................................  48
       5.12     Registration Rights Agreement.....................................................  48
       5.13     Affiliates........................................................................  48
       5.14     Section 16 Matters................................................................  49

ARTICLE VI........................................................................................  49

CONDITIONS PRECEDENT..............................................................................  49
       6.1      Conditions to Each Party's Obligation to Effect the Merger........................  49
                    (a)   Stockholder Approval....................................................  49
                    (b)   No Injunctions or Restraints, Illegality................................  49
                    (c)   HSR Act; EC Merger Regulation...........................................  49
                    (d)   Governmental and Regulatory Approvals...................................  49
                    (e)   Nasdaq Listing..........................................................  50
                    (f)   Effectiveness of the Form S-4...........................................  50
                    (g)   Pooling.................................................................  50
       6.2      Additional Conditions to Obligations of WJ and Merger Sub.........................  50
                    (a)   Representations and Warranties..........................................  50
                    (b)   Performance of Obligations of OSI.......................................  50
                    (c)   Tax Opinion.............................................................  51
       6.3      Additional Conditions to Obligations of OSI.......................................  51
                    (a)   Representations and Warranties..........................................  51
                    (b)   Performance of Obligations of WJ........................................  51
                    (c)   Tax Opinion.............................................................   51
                    (d)   WJ Rights Agreement.....................................................  51

ARTICLE VII.......................................................................................  51

TERMINATION AND AMENDMENT.........................................................................  51
       7.1      Termination.......................................................................  52
       7.2      Effect of Termination.............................................................  53
       7.3      Amendment.........................................................................  55
       7.4      Extension; Waiver.................................................................  55

ARTICLE VIII......................................................................................  56

GENERAL PROVISIONS................................................................................  56
       8.1      Non-Survival of Representations, Warranties and Agreements........................  56
       8.2      Notices...........................................................................  56
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       8.3      Interpretation....................................................................  57
       8.4      Counterparts......................................................................  57
       8.5      Entire Agreement; No Third Party Beneficiaries....................................  57
       8.6      Governing Law.....................................................................  57
       8.7      Severability......................................................................  57
       8.8      Assignment........................................................................  58
       8.9      Submission to Jurisdiction; Waivers...............................................  58
       8.10     Enforcement.......................................................................  58
       8.11     Definitions.......................................................................  58


                                LIST OF EXHIBITS

Exhibit   Title
-------   -----

A         Form of OSI Stock Option Agreement
B         Form of WJ Stock Option Agreement
C         Form of Stockholders Agreement (OSI)
D         Form of Stockholders Agreement (WJ)
1.5(b)    Form of Amendment to WJ Restated Certificate of Incorporation
5.2(a)    Board of Directors and Officers of Newco
5.2(b)    Form of Amended and Restated Bylaws of Newco
5.12      Form of Registration Rights Agreement
5.13(a)   Form of Affiliate Letter (OSI)
5.13(b)   Form of Affiliate Letter (WJ)

                                                           Exhibit C

     AGREEMENT AND PLAN OF MERGER, dated as of March 19, 2000 (this "Agreement"), among Wesley Jessen VisionCare, Inc., a Delaware corporation
 ---------
("WJ"), OSI Acquisition Corp., a Delaware corporation and a direct wholly owned
  --
subsidiary of WJ ("Merger Sub"), and Ocular Sciences, Inc., a Delaware
                   ----------
corporation ("OSI").
              ---


                             W I T N E S S E T H:

     WHEREAS, the Boards of Directors of OSI, WJ and Merger Sub deem it advisable and in the best interests of each corporation and its respective stockholders that OSI and WJ engage in a business combination in order to advance the long-term strategic business interests of OSI and WJ;

     WHEREAS, the combination of OSI and WJ shall be effected by the terms of this Agreement through a merger of Merger Sub with and into OSI (the "Merger"),
                                                                      ------
which shall result in OSI becoming a wholly owned subsidiary of WJ;

     WHEREAS, in furtherance thereof, the respective Boards of Directors of OSI and WJ have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of common stock, par value $0.001 per share, of OSI ("OSI Common Stock") issued and outstanding
                                 ----------------
immediately prior to the Effective Time (as defined in Section 1.3), other than shares owned or held directly or indirectly by WJ or directly or indirectly by OSI, will be converted into the right to receive shares of common stock, par value $0.01 per share, of WJ ("WJ Common Stock") as set forth in Section 1.8;
                               ---------------

     WHEREAS, contemporaneously with the execution and delivery of this Agreement, (i) as a condition and inducement to WJ's willingness to enter into this Agreement and the WJ Stock Option Agreement referred to below, WJ and OSI are entering into a Stock Option Agreement dated as of the date hereof in the form of Exhibit A (the "OSI Stock Option Agreement") pursuant to which OSI is
        ---------       --------------------------
granting to WJ an option to purchase shares of OSI Common Stock and (ii) as a condition and inducement to OSI's willingness to enter into this Agreement and the OSI Stock Option Agreement, OSI and WJ are entering into a Stock Option Agreement dated as of the date hereof in the form of Exhibit B (the "WJ Stock
                                                     ---------       --------
Option Agreement," and together with the OSI Stock Option Agreement, the "Stock
------ ---------                                                          -----
Option Agreements"), pursuant to which WJ is granting to OSI an option to
-----------------
purchase shares of WJ Common Stock;

     WHEREAS, contemporaneously with the execution and delivery of this Agreement and as a condition and inducement to each of WJ's and OSI's willingness to enter into this Agreement, WJ, Merger Sub and a significant stockholder of OSI (the "OSI Stockholder") are entering into a stockholders
                         ---------------
agreement dated as of the date hereof in the form of Exhibit C and OSI, WJ and
                                                     ---------
certain significant stockholders of WJ (the "WJ Stockholders") are entering into
                                             ---------------
a stockholders agreement dated as of the date hereof in the form of Exhibit D
                                                                    ---------
(each, a "Stockholders Agreement" and, collectively, the "Stockholders
          ----------------------                          ------------
Agreements") pursuant to which the OSI Stockholder and each of the WJ
----------
Stockholders is agreeing to take certain actions to support the transactions contemplated by this Agreement;

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations
                                                ----
promulgated thereunder; and

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests transaction under United States generally accepted accounting principles ("GAAP").
                                           ----

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Stock Option Agreements, and intending to be legally bound hereby and thereby, the parties hereto agree as follows:


                                   ARTICLE I

                      THE MERGER; CERTAIN RELATED MATTERS


     1.1  The Merger. Upon the terms and subject to the conditions set forth in
          ----------
this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into OSI at the Effective Time.
 ----
Following the Merger, the separate corporate existence of Merger Sub shall cease and OSI shall continue as the surviving corporation (the "Surviving
                                                          ---------
Corporation"), and shall be a wholly owned subsidiary of WJ.
-----------

     1.2  Closing. Upon the terms and subject to the conditions set forth in
          -------
Article VI and the termination rights set forth in Article VII, the closing of the Merger (the "Closing") will take place on the first Business Day after the
                 -------
satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article VI, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of
               ------------
Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois, 60601, unless another place is agreed to in writing by the parties hereto.

     1.3  Effective Time. As soon as practicable following the satisfaction or
          --------------
waiver (subject to applicable law) of the conditions set forth in Article VI, at the Closing the parties shall (i) file a certificate of merger (the "Certificate
                                                                     -----------
of Merger") in such form as is required by and executed in accordance with the
---------
relevant provisions of the DGCL and (ii) make all other filings or recordings required under the DGCL to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such subsequent time as WJ and OSI shall agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time").
 --------------

     1.4  Effects of the Merger. At and after the Effective Time, the Merger
          ---------------------
will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of OSI and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of OSI and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.5  Certificate of Incorporation.
          ----------------------------

     (a) The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law, except that the name of the Surviving Corporation shall be "Ocular Sciences, Inc."

     (b) The certificate of incorporation of WJ shall be amended effective as of the Effective Time as set forth on Exhibit 1.5(b) hereto (subject to the Board of Directors of WJ determining, in its sole discretion, that such amendment is desirable and obtaining the requisite stockholder approval). Such amendment is referred to herein as the "Certificate Amendment."
                                        ---------------------

     1.6  Bylaws.  The bylaws of Merger Sub, as in effect immediately prior to
          ------
the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     1.7  Officers and Directors of Surviving Corporation and Newco.  The
          ---------------------------------------------------------
officers of Merger Sub as of the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be. The directors of the Merger Sub as of the Effective Time shall be the directors of the Surviving Corporation, which individuals will serve as directors of the Surviving Corporation until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified. The officers and directors of WJ, as of the Effective Time, will be as provided in Section
5.2. WJ as of and after the Effective Time is sometimes referred to herein as "Newco."
 -----

     1.8  Effect on Capital Stock.
          -----------------------

     (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of OSI Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of OSI Common Stock owned by WJ or Merger Sub or held by OSI, all of which shall be canceled as provided in Section 1.8(c)), shall be converted into .7211 validly issued, fully paid and non-assessable shares (the "Exchange Ratio") of WJ Common
                                                   --------------
Stock and the associated WJ Rights (as hereinafter defined) (together with any cash in lieu of fractional shares of WJ Common Stock to be paid pursuant to Section 2.5, the "Merger Consideration").
---------------------

     (b) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of OSI Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of OSI Common Stock (a "Certificate") shall
                                                         -----------
thereafter cease to have any rights with respect to such shares of OSI Common Stock, except as provided herein or by law.

     (c) Each share of OSI Common Stock issued and owned by WJ or Merger Sub or held by OSI at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired and no stock of WJ or other consideration shall be delivered in exchange therefor.

     (d) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

     1.9  OSI Stock Options and Other Equity-Based Awards.
          -----------------------------------------------

     (a) Each OSI Stock Option (as defined in Section 3.2(b)) that was granted pursuant to the OSI Stock Option Plans (as defined in Section 3.2(b)) prior to the Effective Time and which remains outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of OSI Common Stock and shall be converted, at the Effective Time, into an option to acquire, on the same terms and conditions as were applicable under the OSI Stock Option that number of shares of WJ Common Stock determined by multiplying the number of shares of OSI Common Stock subject to such OSI Option by the Exchange Ratio, rounded, if necessary, to the nearest whole share of WJ Common Stock, at a price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price specified in such OSI Stock Option divided by the Exchange Ratio; provided, however, that in the case of any OSI Stock Option to which
       -----------------
Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

     (b) As soon as practicable after the Effective Time, Newco shall deliver to the holders of OSI Stock Options appropriate notices setting forth such holders' rights pursuant to the OSI Stock Option Plans and the agreements evidencing the grants of such OSI Stock Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section
1.9 after giving effect to the Merger and the terms of the OSI Stock Option Plans). To the extent permitted by law, Newco shall comply with the terms of the OSI Stock Option Plans and shall take such reasonable steps as are necessary or required by, and subject to the provisions of, such OSI Stock Option Plans, to have the OSI Stock Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options of Newco after the Effective Time. Continuous employment with OSI or its Subsidiaries shall be credited to the OSI Stock Option holders for purposes of determining the vesting of all assumed OSI Stock Options after the Effective Time.

     (c) At the Effective Time, each outstanding purchase right with respect to all open Offering Periods under the OSI Purchase Plan (as defined in Section 3.2(b)(each an "Assumed Purchase Right") shall be assumed by Newco. Each
                ------- --------------
Assumed Purchase Right shall continue to have, and be subject to, the terms and conditions set forth in the OSI Purchase Plan and the documents governing the Assumed Purchase Right, except that the purchase price of such shares of WJ Common Stock for each respective Purchase Date under each Assumed Purchase Right shall be the lower of (i) the quotient determined by dividing eighty-five percent (85%) of the fair market value of the OSI Common Stock on the Offering Date of each assumed Offering Period by the Exchange Ratio or (ii) eighty-five percent (85%) of the fair market value of the WJ Common Stock on each Purchase Date of each assumed Offering Period occurring after the Effective Time (with the number of shares rounded down to the nearest whole share and the purchase price rounded to the nearest whole cent). The Assumed Purchase Rights shall be exercised at such times following the Effective Time as set forth in the OSI Purchase Place and each participant shall, accordingly, be issued shares of WJ Common Stock at such times. The OSI Purchase Plan shall terminate with the exercise of the last Assumed Purchase Right, and no additional purchase rights shall be granted under the OSI Purchase Plan following the Effective Time. Capitalized terms in this Section 1.9(c), if not otherwise defined in this Agreement, have the meanings ascribed to them in the OSI Purchase Plan.

     (d) Newco shall take all corporate action necessary to reserve for issuance a sufficient number of shares of WJ Common Stock for delivery upon exercise of OSI Stock Options. Promptly after the Effective Time, Newco shall file a registration statement on Form S-8 (or any successor or other appropriate forms), with respect to the shares of WJ Common Stock subject to such options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), where
                                                      ------------
applicable, Newco shall administer the OSI Stock Option Plans in a manner consistent with the exemptions provided by Rule 16b-3 promulgated under the Exchange Act.

     1.10 Certain Adjustments. If, between the date of this Agreement and the
          -------------------
Effective Time, the outstanding WJ Common Stock or OSI Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Exchange Ratio shall be appropriately adjusted to provide to the holders of OSI Common Stock the same economic effect as contemplated by this Agreement prior to such event.

     1.11 Associated Rights. References in Article I and Article II of this
          -----------------
Agreement to the WJ Common Stock shall include, unless the context requires otherwise, the associated WJ Rights.


                                  ARTICLE II

                           EXCHANGE OF CERTIFICATES

     2.1  Exchange Fund.  Prior to the Effective Time, WJ shall appoint a
          -------------
commercial bank or trust company reasonably acceptable to OSI having net capital of not less than $300,000,000, or a subsidiary thereof, to act as exchange agent hereunder for the purpose of exchanging Certificates for the Merger Consideration (the "Exchange Agent"). At or prior to the Effective Time, WJ
                    --------------
shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of OSI Common Stock, certificates representing the WJ Common Stock issuable pursuant to Section 1.8 in exchange for outstanding shares of OSI Common Stock. WJ agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.5 and any dividends and other distributions pursuant to
Section 2.3. Any cash and certificates of WJ Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."
                                                        -------------

     2.2  Exchange Procedures. Promptly after the Effective Time, the Surviving
          -------------------
Corporation shall cause the Exchange Agent to mail to each holder of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as WJ may reasonably specify and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more shares of WJ Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to
Section 1.8 (after taking into account all shares of OSI Common Stock then held by such holder) and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article II, including cash in lieu of any fractional shares of WJ Common Stock pursuant to
Section 2.5 and dividends and other distributions pursuant to Section 2.3. No interest will be paid or will accrue on any cash payable pursuant to Section 2.3 or Section 2.5. In the event of a transfer of ownership of OSI Common Stock which is not registered in the transfer records of OSI, one or more shares of WJ Common Stock evidencing, in the aggregate, the proper number of shares of WJ Common Stock, a check in the proper amount of cash in lieu of any fractional shares of WJ Common Stock pursuant to
Section 2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3, may be issued with respect to such OSI Common Stock to such a transferee if the Certificate representing such shares of OSI Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

     2.3  Distributions with Respect to Unexchanged Shares.  No dividends or
          ------------------------------------------------
other distributions declared or made with respect to shares of WJ Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of WJ Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of WJ Common Stock shall be paid to any such holder pursuant to Section 2.5 until such holder shall surrender such Certificate in accordance with Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to such holder of shares of WJ Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of WJ Common Stock to which such holder is entitled pursuant to Section 2.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of WJ Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of WJ Common Stock.

     2.4  No Further Ownership Rights in OSI Common Stock.  All shares of WJ
          -----------------------------------------------
Common Stock issued and cash paid upon conversion of shares of OSI Common Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 2.3 or 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of OSI Common Stock.

     2.5  No Fractional Shares of WJ Common Stock.
          ---------------------------------------

     (a) No certificates or scrip or shares of WJ Common Stock representing fractional shares of WJ Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of WJ or a holder of shares of WJ Common Stock.

     (b) Notwithstanding any other provision of this Agreement, each holder of shares of OSI Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of WJ Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of WJ Common Stock multiplied by (ii) the closing price for a share of WJ Common Stock on the Nasdaq National Market ("Nasdaq") on the
  ------
date of the Effective Time or, if such date is not a Business Day, the Business Day immediately following the date on which the Effective Time occurs.

As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify WJ, and WJ shall cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

     2.6  Termination of Exchange Fund. Any portion of the Exchange Fund which
          ----------------------------
remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to Newco or otherwise on the instruction of Newco, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Newco for the Merger Consideration with respect to the shares of OSI Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.8 and Section 2.2, any cash in lieu of fractional shares of WJ Common Stock to which such holders are entitled pursuant to Section 2.5 and any dividends or distributions with respect to shares of WJ Common Stock to which such holders are entitled pursuant to Section 2.3. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of OSI Common Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 3.1(c) (iii)) shall, to the extent permitted by law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

     2.7  No Liability. None of WJ, Merger Sub, OSI, the Surviving Corporation
          ------------
or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.8  Investment of the Exchange Fund. The Exchange Agent shall invest any
          -------------------------------
cash included in the Exchange Fund as directed by Newco on a daily basis; provided, that no such investment or loss thereon shall affect the amounts
--------
payable to OSI stockholders pursuant to Article I and the other provisions of this Article II. Any interest and other income resulting from such investments shall promptly be paid to Newco.

     2.9  Lost Certificates. If any Certificate shall have been lost, stolen or
          -----------------
destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of OSI Common Stock formerly represented thereby, any cash in lieu of fractional shares of

WJ Common Stock, and unpaid dividends and distributions on shares of WJ Common Stock deliverable in respect thereof, pursuant to this Agreement.

     2.10  Withholding Rights. Each of the Surviving Corporation and WJ shall be
           ------------------
entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of OSI Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or WJ, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of OSI Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or WJ, as the case may be.

     2.11  Further Assurances. At and after the Effective Time, the officers and
           ------------------
directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of OSI or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of OSI or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     2.12  Stock Transfer Books. The stock transfer books of OSI shall be closed
           --------------------
immediately upon the Effective Time and there shall be no further registration of transfers of shares of OSI Common Stock thereafter on the records of OSI. On or after the Effective Time, any Certificates presented to the Exchange Agent or WJ for any reason shall be converted into the Merger Consideration with respect to the shares of OSI Common Stock formerly represented thereby (including any cash in lieu of fractional shares of WJ Common Stock to which the holders thereof are entitled pursuant to Section 2.5) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.

     2.13  Affiliates. Notwithstanding anything to the contrary herein, to the
           ----------
fullest extent permitted by law and "pooling of interests" accounting treatment, no certificates representing shares of WJ Common Stock or cash shall be delivered to a Person who may be deemed an "affiliate" of OSI in accordance with
Section 5.13 hereof for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), or for purposes of qualifying the Merger for
                 --------------
pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable rules and regulations of the Securities and Exchange Commission (the "SEC") until such Person has executed and delivered an
                          ---
Affiliate Agreement (as defined in Section 5.13) to WJ.

                                 ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

     3.1   Representations and Warranties of WJ. Except as set forth in the WJ
           ------------------------------------
Disclosure Schedule delivered by WJ to OSI prior to the execution of this Agreement (the "WJ Disclosure Schedule") (each section of which qualifies the
                ----------------------
correspondingly numbered representation and warranty or covenant to the extent specified therein), WJ represents and warrants to OSI as follows:

          (a)    Organization, Standing and Power; Subsidiaries.
                 ----------------------------------------------

          (i) Each of WJ and each of its Subsidiaries (as defined in Section 8.11) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failures to be so organized, existing and in good standing or to have such power and authority, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on WJ, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failures so to qualify or to be in good standing, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on WJ. The copies of the certificate of incorporation and bylaws of WJ, which were previously furnished or made available to OSI, are true, complete and correct copies of such documents as in effect on the date of this Agreement.

          (ii) Section 3.1(a)(ii) of the WJ Disclosure Schedule sets forth all the Subsidiaries of WJ which, as of the date of this Agreement, are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC) . All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are, except as set forth on the WJ Disclosure Schedule, owned directly or indirectly by WJ, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively "Liens") and free of any other restriction (including any
               -----
restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. Except as set forth in the WJ SEC Reports (as defined in Section 3.1(d)) filed prior to the date hereof, as of the date of this Agreement, neither WJ nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries), that is or would reasonably be expected to be material to WJ and its Subsidiaries taken as a whole.

     (b)   Capital Structure.
           -----------------

     (i)   As of March 17, 2000, the authorized capital stock of WJ consisted of
(A) 50,000,000 shares of WJ Common Stock of which 18,175,585 shares were outstanding and 555,498 shares were held in the treasury of WJ and (B) 5,000,000 shares of Preferred Stock, par value $0.01 per share, of which 50,000 shares have been designated Junior Participating Preferred Stock, Series A and reserved for issuance upon exercise of the rights (the "WJ Rights") distributed to the
                                               ---------
holders of WJ Common Stock pursuant to the Rights Agreement, dated as of November 13, 1999, between WJ and American Stock Transfer & Trust Company (the "WJ Rights Agreement"). Since March 17, 2000 to the date of this Agreement,
 -------------------
there have been no issuances of shares of the capital stock of WJ or any other securities of WJ other than issuances of shares (and accompanying WJ Rights) pursuant to options or rights outstanding as of March 17, 2000 under the Benefit Plans (as defined in Section 8.11(b)) of WJ. All issued and outstanding shares of the capital stock of WJ are, and when shares of WJ Common Stock are issued in the Merger or upon exercise of stock options converted in the Merger pursuant to
Section 1.9, such shares will be, duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights. There were outstanding as of March 17, 2000, no options, warrants or other rights to acquire capital stock from WJ other than (x) the WJ Rights, (y) options to acquire capital stock from WJ representing in the aggregate the right to purchase approximately 2,722,975 shares of WJ Common Stock (collectively, the "WJ Stock Options") under 1995
                                              ----------------
Stock Purchase and Option Plan, 1996 Stock Option Plan, Stock Incentive Plan and Non-Employee Director Stock Option Plan (collectively, the "WJ Stock Option
                                                            ---------------
Plans") and (z) rights to purchase an aggregate of no more than 2,500 shares of
-----
WJ Common Stock under the Employee Stock Discount Purchase Plan and the International Employee Discount Purchase Plan (collectively, the "WJ Purchase
                                                                  -----------
Plans").  Section 3.1(b) of the WJ Disclosure Schedule sets forth a complete and
-----
correct list, as of March 17, 2000, of the number of shares of WJ Common Stock subject to WJ Stock Options or other rights to purchase or receive WJ Common Stock granted under the WJ Benefit Plans or otherwise, the dates of grant and the exercise prices thereof.

     (ii) No bonds, debentures, notes or other indebtedness of WJ having the right to vote on any matters on which holders of capital stock of WJ may vote ("WJ Voting Debt") are issued or outstanding.
----------------

     (iii) Except as otherwise set forth in this Section 3.1(b) and as contemplated by Section 1.8 and Section 1.9, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which WJ or any of its Subsidiaries is a party or by which any of them is bound obligating WJ or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of WJ or any of its Subsidiaries or obligating WJ or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of WJ or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of WJ or any of its Subsidiaries.

          (c)   Authority; No Conflicts.
                -----------------------

          (i) WJ has all requisite corporate power and authority to enter into this Agreement, the Stock Option Agreements and the Registration Rights Agreement (as defined in Section 5.12) and to consummate the transactions contemplated hereby and thereby, subject to obtaining the requisite stockholder approval (the "WJ Stockholder Approval") of the issuance of the shares of WJ
               -----------------------
Common Stock to be issued in the Merger (the "Share Issuance").  The execution
                                              --------------
and delivery of this Agreement, the Stock Option Agreements and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of WJ, subject to obtaining the WJ Stockholder Approval. This Agreement and the Stock Option Agreements have been duly executed and delivered by WJ and constitute (and the Registration Rights Agreement when executed and delivered will constitute) valid and binding agreements of WJ, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (ii) The execution and delivery of this Agreement, the Stock Option Agreements and the Registration Rights Agreement by WJ does not or will not, as the case may be, and the consummation by WJ of the Merger and the other transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on, or the loss of, any assets, including Intellectual Property (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "Violation") pursuant to: (A) any provision of the certificate of incorporation
----------
or bylaws of WJ or any material Subsidiary of WJ, (B) the Amended and Restated Registration Agreement, dated October 22, 1996, between WJ and the stockholders named therein or (C) except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on WJ, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to WJ, any material Subsidiary, or their respective properties or assets.

          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity"), is
                                                       -------------------
required by or with respect to WJ or any Subsidiary of WJ in connection with the execution and delivery of this

Agreement and the Stock Option Agreements by WJ or the consummation of the Merger and the other transactions contemplated hereby and thereby, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) state securities or
                                           -------
"blue sky" laws (the "Blue Sky Laws"), (C) the Securities Act, (D) the Exchange
                      -------------
Act, (E) the DGCL with respect to the filing of the Certificate of Merger, (F) rules and regulations of the Nasdaq, (G) antitrust or other competition laws of other jurisdictions, and (H) such consents, approvals, orders, authorizations, registrations, declarations and filings the failures of which to make or obtain, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on WJ. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (G) are hereinafter referred to as "Necessary Consents."
                                                        ------------------

          (d)  Reports and Financial Statements.
               --------------------------------

          (i) WJ has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1998 (collectively, including all exhibits thereto, the "WJ SEC Reports"). No Subsidiary of WJ is required to file any
              --------------
form, report, registration statement, prospectus or other document with the SEC. None of the WJ SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the WJ SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of WJ and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments that have not been and are not expected to be material in amount. All of such WJ SEC Reports, as of their respective dates (and as of the date of any amendment to the respective WJ SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

          (ii) Except as disclosed in the WJ SEC Reports filed prior to the date hereof, since December 31, 1998, WJ and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of WJ and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business or (B) liabilities that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on WJ.

          (e)  Information Supplied.
               --------------------

          (i) None of the information supplied or to be supplied by WJ for inclusion or incorporation by reference in (A) the Form S-4 (as defined in Section 5.1) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (B) the Joint Proxy Statement/Prospectus (as defined in Section 5.1) will, on the date it is first mailed to OSI stockholders or WJ stockholders or at the time of the OSI Stockholders Meeting or the WJ Stockholders Meeting (each as defined in Section 5.1), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

          (ii) Notwithstanding the foregoing provisions of this Section 3.1(e), no representation or warranty is made by WJ with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy
Statement/Prospectus based on information supplied by OSI for inclusion or incorporation by reference therein.

          (f)  Board Approval. The Board of Directors of WJ, by resolutions duly
               --------------
adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the "WJ Board Approval"), has
                                                        -----------------
duly (i) determined that this Agreement and the Merger and the WJ Stock Option Agreement are fair to and in the best interests of WJ and its stockholders, (ii) approved and declared advisable this Agreement, the WJ Stock Option Agreement, the Merger, the Certificate Amendment, and the Share Issuance and (iii) recommended that the stockholders of WJ approve the Share Issuance and adopt the Certificate Amendment and directed that the Certificate Amendment and the Share Issuance be submitted for consideration by WJ's stockholders at the WJ Stockholders Meeting. The WJ Board Approval constitutes approval of this Agreement, the WJ Stock Option Agreement and the Merger so that, for purposes of
Section 203 of the DGCL, its restrictions on business combinations are inapplicable to this Agreement, the WJ Stock Option Agreement and the Merger. To the knowledge of WJ, except for Section 203 of the DGCL (which has been rendered inapplicable), no state takeover statute is applicable to this Agreement, the WJ Stock Option Agreement or the Merger or the other transactions contemplated hereby or thereby.

          (g)  Vote Required. The approval of the Stock Issuance by a majority
               -------------
of the votes cast thereon by the holders of shares of WJ Common Stock is the only vote of the holders of any class or series of WJ capital stock necessary to approve the transactions contemplated by the Merger Agreement, including the Share Issuance.

          (h)  Litigation; Compliance with Laws.
               --------------------------------

          (i) Except as disclosed in the WJ SEC Reports filed prior to the date of this Agreement, there are no suits, actions or proceedings (collectively "Actions") pending or, to the knowledge of WJ, threatened, against or affecting
--------
WJ or any Subsidiary of WJ which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on WJ, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against WJ or any Subsidiary of WJ which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on WJ.

          (ii) Except as disclosed in the WJ SEC Reports filed prior to the date of this Agreement and except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on WJ, WJ and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of WJ and its Subsidiaries, taken as a whole (the "WJ Permits"). WJ and its
                                                ----------
Subsidiaries are in compliance with the terms of the WJ Permits, except where the failures to so comply, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on WJ. Except as disclosed in the WJ SEC Reports filed prior to the date of this Agreement, neither WJ nor its Subsidiaries is in violation of, and WJ and its Subsidiaries have not received any notices of violations with respect to, any laws, ordinances or regulations of any Governmental Entity, except for violations which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on WJ.

          (i)  Absence of Certain Changes or Events.
               ------------------------------------

          (i) Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, except as disclosed in the WJ SEC Reports filed prior to the date of this Agreement, and except as permitted by
Section 4.1, since December 31, 1998, (i) WJ and its Subsidiaries have conducted their business only in the ordinary course and (ii) there has not been any action taken by WJ or any of its Subsidiaries during the period from December 31, 1998 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1. Except as disclosed in the WJ SEC Reports filed prior to the date of this Agreement, since December 31, 1998, there have not been any changes, circumstances or events which, in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on WJ.

          (ii) Since December 31, 1998 and except for as set forth on Schedule 3.1(i)(ii) of the WJ Disclosure Schedule, there has not been any (i) adoption by WJ or any of its Subsidiaries of any Benefit Plan to which any of WJ's officers is a participant or (ii) amendment to any WJ Benefit Plan that resulted in material increase in the benefits received or to be received thereunder by any officer of WJ. Since December 31, 1998, there has not been any material increase in the aggregate benefits provided under the WJ Benefit Plans.

          (j)  Environmental Matters. Except as, in the aggregate, would not
               ---------------------
reasonably be expected to have a Material Adverse Effect on WJ and except as disclosed in the WJ SEC Reports filed prior to the date of this Agreement (i) the operations of WJ and its Subsidiaries have been and are in compliance with all Environmental Laws (as defined below), and with all WJ Permits required by Environmental Laws, (ii) there are no pending or, to the knowledge of WJ, threatened, Actions under or pursuant to Environmental Laws against WJ or its Subsidiaries or involving any real property currently or, to the knowledge of WJ, formerly owned, operated or leased by WJ or its Subsidiaries, (iii) WJ and its Subsidiaries are not subject to any Environmental Liabilities (as defined below), and, to the knowledge of WJ, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or, to the knowledge of WJ, formerly owned, operated or leased by WJ or its Subsidiaries or operations thereon would reasonably be expected to result in Environmental Liabilities, (iv) all real property owned and to the knowledge of WJ all real property operated or leased by WJ or its Subsidiaries is free of contamination from Hazardous Material (as defined below) that would have an adverse effect on human health or the environment and (v) there is not now, nor, to the knowledge of WJ, has there been in the past, on, in or under any real property owned, leased or operated by WJ or any of its predecessors (a) any underground storage tanks regulated pursuant to 40 C.F.R. Part 280 or delegated state programs, dikes or impoundments containing more than a reportable quantity of Hazardous Materials, (b) any friable asbestos-containing materials or (c) any polychlorinated biphenyls.

          As used in this Agreement, "Environmental Laws" means any and all
                                      ------------------
federal, state, foreign, interstate, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees, requirements of any Governmental Entity, any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of human health, safety or the environment, as currently in effect and includes, without limitation, 42 U.S.C. ss. 7401 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. ss. 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq., the Clean Water Act, 33 U.S.C. ss. 1251 et seq., the Clean Air Act, 42 U.S.C. ss. 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. ss. 136 et seq., Occupational Safety and Health Act, 29 U.S.C. ss. 651 et seq. and the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes. As used in this Agreement, "Environmental
                                                                   -------------
Liabilities" with respect to any person means any and all liabilities of or
-----------
relating to such person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date. As used in this Agreement, "Hazardous
                                                                      ---------
Materials" means any materials or wastes, defined, listed, classified or
---------
regulated as hazardous, toxic, a pollutant, a contaminant or dangerous in or under any Environmental Laws which includes petroleum, petroleum products, friable asbestos, urea formaldehyde, radioactive materials and polychlorinated biphenyls.

          (k)  Intellectual Property. Except as, in the aggregate, would not
               ---------------------
reasonably be expected to have a Material Adverse Effect on WJ and except as disclosed in the WJ SEC Reports filed prior to the date of the Agreement, to the knowledge of WJ: (a) WJ and each of its Subsidiaries owns, controls or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted; (b) WJ and its Subsidiaries are not infringing or otherwise violating the Intellectual Property of any Person and are acting in accordance with any applicable license pursuant to which WJ or any Subsidiary acquired the right to use any Intellectual Property; (c) no Person is challenging or claiming the invalidity or unenforceability of any Intellectual Property owned or controlled by and/or licensed to WJ or its Subsidiaries used in or necessary for the conduct of its business as currently conducted; and (d) neither WJ nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending or threatened claim, order or proceeding with respect to any Intellectual Property owned, controlled, licensed or used by WJ or its Subsidiaries and no Intellectual Property owned, controlled and/or licensed by WJ or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, "Intellectual Property" shall mean trademarks, service marks, brand names,
 ---------------------
certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, utility models and all divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential or proprietary information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights.

          (l)  Brokers or Finders. No agent, broker, investment banker,
               ------------------
financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of WJ, except Bear, Stearns & Co. Inc. and Bain Capital, Inc., each of whose fees and expenses will be paid by WJ in accordance with WJ's agreement with such firm, copies of which have been provided to OSI.

          (m)  Opinion of WJ Financial Advisor. WJ has received the opinion of
               -------------------------------
Bear, Stearns & Co. Inc., dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to WJ and its stockholders, a copy of which opinion has been made available to OSI.

          (n)  Accounting Matters. To the knowledge of WJ, neither WJ nor any
               ------------------
of its affiliates has taken or agreed to take any action, and no fact or circumstance is known to WJ

(including any facts relating to OSI), that would prevent WJ from accounting for the Merger as a "pooling of interests," or would prevent the Merger from qualifying as a "reorganization" under section 368 of the Code.

          (o)  Taxes.
               -----

          (i) Each of WJ and its Subsidiaries has filed all Tax Returns required to have been filed (or extensions have been duly obtained) and has paid all Taxes required to have been paid by it, except where failure to file such Tax Returns or pay such Taxes would not, in the aggregate, have a Material Adverse Effect on WJ. All such Tax Returns are correct and complete in all material respects.

          (ii) Each of WJ and its Subsidiaries has paid all Taxes which have become due and payable, except where the failure to pay such Taxes would not have a Material Adverse Effect on WJ. Each of WJ and its Subsidiaries has made adequate provision in reserves established in its financial statements and accounts for all Taxes which have accrued but are not yet due and payable.

          (iii) There is no action, suit, taxing authority proceeding or audit now in progress or pending with respect to WJ or any of its Subsidiaries. Neither WJ nor any of its Subsidiaries has waived or extended, or requested any waiver of extension of, any limitation period for audit or assessment of any Tax liability.

          (iv) No deficiency for any amount of Tax has been asserted or assessed against WJ or any of its Subsidiaries which (i) has not been paid, settled or adequately provided for through reserves established in the financial statements and accounts and (ii) would have a Material Adverse Effect on WJ if required to be paid.

          (v) No election under Section 341(f) of the Code has been made to treat WJ or any of its Subsidiaries as a consenting corporation (as defined in Section 341(f) of the Code). Neither WJ nor any of its Subsidiaries is a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code.

          (vi) Neither WJ nor any of its Subsidiaries is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code (or any similar provision of state, local or foreign law) as a result of the transactions contemplated by this Agreement.

For purposes of this Agreement: (i) "Tax" (and, with correlative meaning,
                                     ---
"Taxes") means any federal, state, local or foreign income, gross receipts,
 -----
property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority or any obligation to pay Taxes imposed on any entity for which a party to this Agreement is liable as a result of any indemnification provision or other contractual obligation, and (ii) "Tax Return" means any return, report or
                                  ----------
similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

          (p)  Certain Contracts. As of the date hereof, except as set forth
               -----------------
in the WJ SEC Reports filed prior to the date of this Agreement, neither WJ nor any of its Subsidiaries is a party to or bound by (i) any "material contracts" (as such term is defined in Item 601(b) (10) of Regulation S-K of the SEC) or
(ii) any non-competition agreements or any other agreements or arrangements that limit or otherwise restrict WJ or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that would, after the Effective Time, to the knowledge of WJ, limit or restrict Newco or any of its affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area, which agreements or arrangements, in the aggregate, would reasonably be expected to have a Material Adverse Effect on Newco and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

          (q)  WJ Stockholder Rights Plan. The Board of Directors of WJ has
               --------------------------
amended the WJ Rights Agreement in accordance with its terms to render it inapplicable to the transactions contemplated by this Agreement and the WJ Stock Option Agreement including the issuance of shares in accordance with the terms hereof and thereof. WJ has delivered to OSI a true and correct copy of the WJ Rights Agreement, as amended, in effect as of execution and delivery of this Agreement.

          (r)  Ownership of OSI Capital Stock.  Except as contemplated herein
               ------------------------------
or for shares owned by WJ Benefit Plans or shares held or managed for the account of another person or as to which WJ is required to act as a fiduciary or in a similar capacity, as of the date hereof, neither WJ nor, to its knowledge without independent investigation, any of its affiliates, (i) beneficially owns, directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of OSI.

          (s)  ERISA Compliance.
               ----------------

          (i) With respect to WJ Benefit Plans, no event has occurred and, to the knowledge of WJ, there exists no condition or set of circumstances, in connection with which WJ or any of its Subsidiaries could be subject to any liability that individually or in the aggregate would have a Material Adverse Effect on WJ under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code or any other applicable law.
          -----

          (ii) Each WJ Benefit Plan has been administered in accordance with its terms, all applicable laws, including ERISA and the Code, and the terms of all applicable collective bargaining agreements, except for any failures so to administer any WJ Benefit Plan that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on
WJ.   WJ, its Subsidiaries and all of the WJ Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on WJ. Each WJ Benefit Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") that it is so qualified and each trust established in
              ---
connection with any WJ Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. To the knowledge of WJ, no fact or event has occurred since the date of any determination letter from the IRS which is reasonably likely to affect adversely the qualified status of any such WJ Benefit Plan or the exempt status of any such trust, except for any occurrence that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on WJ, and to the knowledge of WJ, all contributions to, and payments from, such Plans which are required to be made in accordance with such Plans, ERISA or the Code have been timely made other than any failures that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on WJ.

          (iii) Except as any of the following either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on WJ, (x) neither WJ nor any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with WJ would be deemed to be a "single
 ---------------
employer" within the meaning of Section 4001(b) of ERISA, has incurred any liability under Title IV of ERISA and no condition exists that presents a risk to WJ or any ERISA Affiliate of WJ of incurring any such liability (other than liability for benefits or premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), (y) no WJ Benefit Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived and (z) to the knowledge of WJ, there are not any facts or circumstances that would materially change the funded status of any WJ Benefit Plan that is a "defined benefit" plan (as defined in Section 3(35) of ERISA) since the date of the most recent actuarial report for such plan.

          (iv) Neither WJ nor any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by WJ or any of its Subsidiaries and no collective bargaining agreement is being negotiated by WJ or any of its Subsidiaries, in each case that is material to WJ and its Subsidiaries taken as a whole. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against WJ or any of its Subsidiaries pending or, to the knowledge of WJ, threatened which may interfere with the respective business activities of WJ or any of its Subsidiaries, except where such dispute, strike or work stoppage individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on WJ. As of the date of this Agreement, (x) to the knowledge of WJ, none of WJ, any of its Subsidiaries or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of WJ or any of its Subsidiaries, and (y) there is no charge or complaint against WJ or any of its subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing, except for any occurrence that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on WJ.

          (v) No WJ Benefit Plan provides medical benefits (whether or not insured) with respect to current or former employees after retirement or other termination of service the cost of which is material to WJ and its Subsidiaries taken as a whole.

          (vi) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former employee, officer or director of WJ or any ERISA Affiliate of WJ to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer or director or (C) constitute a "change of control" under any WJ Benefit Plan.

          (vii) With respect to each WJ Benefit Plan: (x) no actions, suits, claims or disputes are pending or, to the knowledge of WJ, threatened, other than claims for benefits made in accordance with the terms of such WJ Benefit Plan, except for such actions, suits, claims or disputes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on WJ; (y) no audits are pending with any governmental or regulatory agency and to the knowledge of WJ there are no facts which could give rise to any liability in the event of such an audit that either individually or in the aggregate would have a Material Adverse Effect on WJ; and (z) to the knowledge of WJ, all reports and returns required to be filed with any governmental agency or distributed to any participant in any WJ Benefit Plan have been so duly filed or distributed other than any failure to file or distribute such reports or returns that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on WJ.

          (viii) WJ has not incurred any liability under Code Section 4975, and no fact exists which could result in a liability to WJ under Code Section 4975 that would reasonably be expected to have a Material Adverse Effect on WJ.

          (ix) Neither WJ nor any ERISA Affiliate contributes to a multiemployer plan described in Section 3(37) of ERISA, no withdrawal liability has been incurred with respect to any such plan and no withdrawal liability would be incurred upon the withdrawal from any such plan by WJ or any ERISA Affiliate as of the date hereof, except for any withdrawal that individually or in the aggregate would not have a Material Adverse Effect on WJ.

          (t)  Employment Agreements.  Except as disclosed in the WJ SEC
               ---------------------
Reports, there are no employment, consulting, severance or indemnification arrangements, agreements or understandings between WJ or any Subsidiary, on the one hand, and any directors, officers or other management employees of WJ or any Subsidiary, on the other hand.

          3.2  Representations and Warranties of OSI. Except as set forth in
               -------------------------------------
the OSI Disclosure Schedule delivered by OSI to WJ prior to the execution of this Agreement (the "OSI Disclosure Schedule") (each section of which qualifies
                     -----------------------
the correspondingly numbered representation and warranty or covenant to the extent specified therein), OSI represents and warrants to WJ as follows:

          (a)  Organization, Standing and Power; Subsidiaries.
               ----------------------------------------------

          (i) Each of OSI and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failures to be so organized, existing and in good standing or to have such power and authority, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on OSI, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failures so to qualify or to be in good standing, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on OSI. The copies of the certificate of incorporation and Bylaws of OSI, which were previously furnished or made available to WJ, are true, complete and correct copies of such documents as in effect on the date of this Agreement.

          (ii) Section 3.2(a)(ii) of the OSI Disclosure Schedule sets forth all the Subsidiaries of OSI which, as of the date of this Agreement, are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are, except as set forth on the OSI Disclosure Schedule, owned directly or indirectly by OSI, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. Except as set forth in the OSI SEC Reports (as defined in Section 3.2 (d)) filed prior to the date hereof, as of the date of this Agreement, neither OSI nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries), that is or would reasonably be expected to be material to OSI and its Subsidiaries taken as a whole.

          (b)  Capital Structure.
               -----------------

          (i) As of March 17, 2000, the authorized capital stock of OSI consisted of (A) 80,000,000 shares of OSI Common Stock, of which 23,004,105 shares were outstanding and no shares were held in the treasury of OSI and (B) 4,000,000 shares of preferred stock, par value $0.001per share, none of which were outstanding. Since March 17, 2000 to the date of this Agreement, there have been no issuances of shares of the capital stock of OSI or any other securities of OSI other than issuances of shares pursuant to options or rights outstanding as of March 17, 2000 under the Benefit Plans of OSI. All issued and outstanding shares of the capital stock of OSI are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights. There were outstanding as of March 17, 2000 no options, warrants or other rights to acquire capital stock from OSI other than (x) options and other rights to acquire capital stock of OSI representing in the aggregate the right to purchase 3,857,328 shares of OSI Common Stock (collectively, the "OSI Stock Options")
                                                         -----------------
under the 1989 Stock Option Plan, the 1992 Officers and Directors Stock Option Plan, the 1997 Equity Incentive Plan and the 1997 Directors Stock Option (collectively, the "OSI Stock Option Plans") and (y) rights to purchase no
                   -----------------------
shares of OSI Common Stock under the 1997 Employee Stock Purchase Plan (the "OSI
                                                                             ---
Purchase Plan").  Section 3.2(b) of the OSI Disclosure Schedule sets forth a
-------------
complete and correct list, as of March 17, 2000, of the number of shares of OSI Common Stock subject to OSI Stock Options or other rights to purchase or receive OSI Common Stock granted under the OSI Benefit Plans or otherwise, the dates of grant and the exercise prices thereof.

          (ii) No bonds, debentures, notes or other indebtedness of OSI having the right to vote on any matters on which stockholders may vote ("OSI Voting
                                                                  ----------
Debt") are issued or outstanding.
----

          (iii) Except as otherwise set forth in this Section 3.2(b) and as contemplated by Section 1.8 and Section 1.9, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which OSI or any of its Subsidiaries is a party or by which any of them is bound obligating OSI or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of OSI or any of its Subsidiaries or obligating OSI or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of OSI or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of OSI or any of its Subsidiaries.

          (c)   Authority; No Conflicts.
                -----------------------

          (i) OSI has all requisite corporate power and authority to enter into this Agreement and the Stock Option Agreements and to consummate the transactions contemplated hereby and thereby, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required OSI Vote (as defined in Section 3.2(g)). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of OSI, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required OSI Vote. This Agreement and the Stock Option Agreements have been duly executed and delivered by OSI and constitute valid and binding agreements of OSI, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (ii) The execution and delivery of this Agreement and the Stock Option Agreements by OSI does not or will not, as the case may be, and the consummation by OSI of the Merger and the other transactions contemplated hereby and thereby will not, conflict with, or result in a Violation pursuant to: (A) any provision of the certificate of incorporation or bylaws of OSI or any material Subsidiary of OSI or (B) except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on OSI or, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to OSI, any material Subsidiary of OSI or their respective properties or assets.

          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to OSI or any Subsidiary of OSI in connection with the execution and delivery of this Agreement and the Stock Option Agreements by OSI or the consummation of the Merger and the other transactions contemplated hereby and thereby, except the Necessary Consents and such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on OSI.

          (d)    Reports and Financial Statements.
                 --------------------------------

          (i) OSI has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1998 (collectively, including all exhibits thereto, the "OSI SEC Reports"). No Subsidiary of OSI is required
                           ---------------
to file any form, report, registration statement, prospectus or other document with the SEC. None of the OSI SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the OSI SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of OSI and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of such OSI SEC Reports, as of their respective dates (and as of the date of any amendment to the respective OSI SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

          (ii) Except as disclosed in the OSI SEC Reports filed prior to the date hereof, since December 31, 1998, OSI and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of OSI and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business or (B) liabilities that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on OSI.

          (e)    Information Supplied.
                 --------------------

          (i) None of the information supplied or to be supplied by OSI for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and
(B) the Joint Proxy Statement/Prospectus will, on the date it is first mailed to OSI stockholders or WJ stockholders or at the time of the OSI Stockholders Meeting or the WJ Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

          (ii) Notwithstanding the foregoing provisions of this Section 3.2(e), no representation or warranty is made by OSI with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by WJ or Merger Sub for inclusion or incorporation by reference therein.

          (f)    Board Approval. The Board of Directors of OSI, by resolutions
                 --------------
duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the "OSI Board
                                                            ---------
Approval"), has duly (i) determined that this Agreement and the Merger and the
--------
OSI Stock Option Agreement are fair to and in the best interests of OSI and its stockholders, (ii) approved and declared advisable this Agreement, the OSI Stock Option Agreement and the Merger and (iii) recommended that the stockholders of OSI adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by OSI's stockholders at the OSI Stockholders Meeting. The OSI Board Approval constitutes approval of this Agreement, the OSI Stock Option Agreement and the Merger so that, for purposes of Section 203 of the DGCL, its restrictions on business combinations are inapplicable to this Agreement, the OSI Stock Option Agreement and the Merger. To the knowledge of OSI, except for Section 203 of the DGCL (which has been rendered inapplicable), no state takeover statute is applicable to this Agreement, the OSI Stock Option Agreement or the Merger or the other transactions contemplated hereby or thereby.

          (g)    Vote Required. The affirmative vote of the holders of a
                 -------------
majority of the outstanding shares of OSI Common Stock to adopt this Agreement and approve the Merger (the "Required OSI Vote") is the only vote of the holders
                             -----------------
of any class or series of OSI capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

          (h)    Litigation; Compliance with Laws.
                 --------------------------------

          (i) Except as disclosed in the OSI SEC Reports filed prior to the date of this Agreement, there are no Actions pending or, to the knowledge of OSI, threatened, against or affecting OSI or any Subsidiary of OSI which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on OSI, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against OSI or any Subsidiary of OSI which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on OSI.

          (ii) Except as disclosed in the OSI SEC Reports filed prior to the date of the Agreement and except as would, in the aggregate, not reasonably be expected to have a Material Adverse Effect on OSI, OSI and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of OSI and its Subsidiaries, taken as a whole (the "OSI Permits"). OSI and its
                                                 -----------
Subsidiaries are in compliance with the terms of the OSI Permits, except where the failures to so comply, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on OSI. Except as disclosed in the OSI SEC Reports filed prior to the date of this Agreement, neither OSI nor its Subsidiaries is in violation of, and OSI and its Subsidiaries have not received any notices of violations with respect to, any laws, ordinances or regulations of any Governmental Entity, except for violations which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on OSI.

          (i)    Absence of Certain Changes or Events.
                 ------------------------------------

          (i) Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, except as disclosed in the OSI SEC Reports filed prior to the date of this Agreement, and except as permitted by Section 4.2, since December 31, 1998, (i) OSI and its Subsidiaries have conducted their business only in the ordinary course and (ii) there has not been any action taken by OSI or any of its Subsidiaries during the period from December 31, 1998 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.2. Except as disclosed in the OSI SEC Reports filed prior to the date of this Agreement, since December 31, 1998, there have not been any changes, circumstances or events which, in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on OSI.

          (ii) Since December 31, 1998 and except for as set forth on Schedule 3.2(i)(ii) of the OSI Disclosure Schedule, there has not been any (i) adoption by OSI or any of its Subsidiaries of any Benefit Plan to which any of OSI's officers is a participant or (ii) amendment to any OSI Benefit Plan that resulted in material increase in the benefits received or to be received thereunder by any officer of OSI. Since December 31, 1998, there has not been any material increase in the aggregate benefits provided under the OSI Benefit Plans.

          (j)    Environmental Matters. Except as, in the aggregate, would not
                 ---------------------
reasonably be expected to have a Material Adverse Effect on OSI and except as disclosed in the OSI SEC Reports filed prior to the date of this Agreement, (i) the operations of OSI and its Subsidiaries have been and are in compliance with all Environmental Laws and with all OSI Permits required by Environmental Laws
(ii) there are no pending or, to the knowledge of OSI, threatened, Actions under or pursuant to Environmental Laws against OSI or its Subsidiaries or involving any real property currently or, to the knowledge of OSI, formerly owned, operated or leased by OSI or its Subsidiaries, (iii) OSI and its Subsidiaries are not subject to any Environmental Liabilities and, to the knowledge of OSI, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or, to the knowledge of OSI, formerly owned, operated or leased by OSI or its Subsidiaries or operations thereon would reasonably be expected to result in Environmental Liabilities,
(iv) all real property owned and to the knowledge of OSI all real property operated or leased by OSI or its Subsidiaries is free of contamination from Hazardous Material that would have an adverse effect on human health or the environment and (v) there is not now, nor, to the knowledge of OSI, has there been in the past, on, in or under any real property owned, leased or operated by OSI or any of its predecessors (a) any underground storage tanks, regulated pursuant to 40 C.F.R. Part 280 or delegated state programs, dikes or impoundments containing more than a reportable quantity of Hazardous Materials,
(b) any friable asbestos-containing materials or (c) any polychlorinated biphenyls.

          (k)    Intellectual Property. Except as, in the aggregate, would not
                 ---------------------
reasonably be expected to have a Material Adverse Effect on OSI and except as disclosed in the OSI SEC Reports filed prior to the date of this Agreement, to the knowledge of OSI, (a) OSI and each of its Subsidiaries owns, controls or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (b) OSI and its Subsidiaries are not infringing or otherwise violating the Intellectual Property of any Person and are acting in accordance with any applicable license pursuant to which OSI or any Subsidiary acquired the right to use any Intellectual Property; (c) no Person is challenging or claiming the invalidity or unenforceability of any Intellectual Property owned or controlled by and/or licensed to OSI or its Subsidiaries used in or necessary for the conduct of its business as currently conducted; and (d) neither OSI nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending or threatened claim, order or proceeding with respect to any Intellectual Property owned, controlled, licensed or used by OSI or its Subsidiaries and no Intellectual Property owned, controlled and/or licensed by OSI or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

          (l)    Brokers or Finders. No agent, broker, investment banker,
                 ------------------
financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of OSI except Morgan Stanley & Co. Incorporated and Edgar J. Cummins, each of whose fees and expenses will be paid by OSI in accordance with OSI's agreements with such firm and person, copies of which have been provided to WJ.

          (m)    Opinion of OSI Financial Advisor. OSI has received the opinion
                 --------------------------------
of Morgan Stanley & Co. Incorporated, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of OSI Common Stock, a copy of which opinion has been made available to WJ.

          (n)    Accounting Matters. To the knowledge of OSI, neither OSI nor
                 ------------------
any of its affiliates has taken or agreed to take any action, and no fact or circumstance is known to OSI (including any facts relating to WJ), that would prevent WJ from accounting for the Merger as a "pooling of interests," or that would prevent the Merger from qualifying as a "reorganization" under section 368 of the Code.

          (o)    Taxes.
                 -----

          (i) Each of OSI and its Subsidiaries has filed all Tax Returns required to have been filed (or extensions have been duly obtained) and has paid all Taxes required to have been paid by it, except where failure to file such Tax Returns or pay such Taxes would not, in the aggregate, have a Material Adverse Effect on OSI. All such Tax Returns are correct and complete in all material respects.

          (ii) Each of OSI and its Subsidiaries has paid all Taxes which have become due and payable, except where the failure to pay such Taxes would not have a Material Adverse Effect on OSI. Each of OSI and its Subsidiaries has made adequate provision in reserves established in its financial statements and accounts for all Taxes which have accrued but are not yet due and payable.

          (iii) There is no action, suit, taxing authority proceeding or audit now in progress or pending with respect to OSI or any of its Subsidiaries. Neither OSI nor any of its Subsidiaries has waived or extended, or requested any waiver of extension of, any limitation period for audit or assessment of any Tax liability.

          (iv) No deficiency for any amount of Tax has been asserted or assessed against OSI or any of its Subsidiaries which (i) has not been paid, settled or adequately provided for through reserves established in the financial statements and accounts and (ii) would have a Material Adverse Effect on OSI if required to be paid.

          (v) No election under Section 341(f) of the Code has been made to treat OSI or any of its Subsidiaries as a consenting corporation (as defined in Section 341(f) of the Code).

Neither OSI nor any of its Subsidiaries is a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code.

          (vi) Neither OSI nor any of its Subsidiaries is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code (or any similar provision of state, local or foreign law) as a result of the transactions contemplated by this Agreement.

          (p)    Certain Contracts. As of the date hereof, except as set forth
                 -----------------
in the OSI SEC Reports filed prior to the date of this Agreement, neither OSI nor any of its Subsidiaries is a party to or bound by (i) any "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or (ii) any non-competition agreements or any other agreements or arrangements that limit or otherwise restrict OSI or any of its Subsidiaries or any of their respective affiliates or any successor thereto or that would, after the Effective Time, to the knowledge of OSI, limit or restrict Newco or any of its affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area, which agreements or arrangements, in the aggregate, would reasonably be expected to have a Material Adverse Effect on Newco and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

          (q)    Ownership of WJ Capital Stock. Except as contemplated herein or
                 -----------------------------
for shares owned by OSI Benefit Plans or shares held or managed for the account of another person or as to which OSI is required to act as a fiduciary or in a similar capacity, as of the date hereof, neither OSI nor, to its knowledge without independent investigation, any of its affiliates, (i) beneficially owns, directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of WJ.

          (r)    ERISA Compliance.
                 ----------------

          (i) With respect to OSI Benefit Plans, no event has occurred and, to the knowledge of OSI, there exists no condition or set of circumstances, in connection with which OSI or any of its Subsidiaries could be subject to any liability that individually or in the aggregate would have a Material Adverse Effect on OSI under ERISA, the Code or any other applicable law.

          (ii) Each OSI Benefit Plan has been administered in accordance with its terms, all applicable laws, including ERISA and the Code, and the terms of all applicable collective bargaining agreements, except for any failures so to administer any OSI Benefit Plan that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on OSI. OSI, its Subsidiaries and all of the OSI Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and all other applicable laws and the terms of all applicable collective bargaining agreements, except for any failures to be in such compliance that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on OSI.

Each OSI Benefit Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any OSI Benefit Plan that is intended to be exempt from federal income taxation under
Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. To the knowledge of OSI, no fact or event has occurred since the date of any determination letter from the IRS which is reasonably likely to affect adversely the qualified status of any such OSI Benefit Plan or the exempt status of any such trust, except for any occurrence that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on OSI, and to the knowledge of OSI, all contributions to, and payments from, such Plans which are required to be made in accordance with such Plans, ERISA or the Code have been timely made other than any failures that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on OSI.

          (iii) Except as any of the following either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on OSI, (x) neither OSI nor any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with OSI would be deemed to be a "single
 ---------------
employer" within the meaning of Section 4001(b) of ERISA, has incurred any liability under Title IV of ERISA and no condition exists that presents a risk to OSI or any ERISA Affiliate of OSI of incurring any such liability (other than liability for benefits or premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), (y) no OSI Benefit Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived and (z) to the knowledge of OSI, there are not any facts or circumstances that would materially change the funded status of any OSI Benefit Plan that is a "defined benefit" plan (as defined in Section 3(35) of ERISA) since the date of the most recent actuarial report for such plan.

          (iv) Neither OSI nor any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by OSI or any of its Subsidiaries and no collective bargaining agreement is being negotiated by OSI or any of its Subsidiaries, in each case that is material to OSI and its Subsidiaries taken as a whole. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against OSI or any of its Subsidiaries pending or, to the knowledge of OSI, threatened which may interfere with the respective business activities of OSI or any of its Subsidiaries, except where such dispute, strike or work stoppage individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on OSI. As of the date of this Agreement, (x) to the knowledge of OSI, none of OSI, any of its Subsidiaries or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of OSI or any of its Subsidiaries, and
(y) there is no charge or complaint against OSI or any of its Subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing, except for any occurrence that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on OSI.

          (v) No OSI Benefit Plan provides medical benefits (whether or not insured) with respect to current or former employees after retirement or other termination of service the cost of which is material to OSI and its Subsidiaries taken as a whole.

          (vi) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former employee, officer or director of OSI or any ERISA Affiliate of OSI to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer or director or (C) constitute a "change of control" under any OSI Benefit Plan.

          (vii) With respect to each OSI Benefit Plan: (x) no actions, suits, claims or disputes are pending or, to the knowledge of OSI, threatened, other than claims for benefits made in accordance with the terms of such OSI Benefit Plan, except for such actions, suits, claims or disputes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on OSI; (y) no audits are pending with any governmental or regulatory agency and to the knowledge of OSI there are no facts which could give rise to any liability in the event of such an audit that either individually or in the aggregate would have a Material Adverse Effect on OSI; and (z) to the knowledge of OSI, all reports and returns required to be filed with any governmental agency or distributed to any participant in any OSI Benefit Plan have been so duly filed or distributed other than any failure to file or distribute such reports or returns that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on OSI.

          (viii) OSI has not incurred any liability under Code Section 4975, and no fact exists which could result in a liability to OSI under Code Section 4975 that would reasonably be expected to have a Material Adverse Effect on OSI.

          (ix) Neither OSI nor any ERISA Affiliate contributes to a multiemployer plan described in Section 3(37) of ERISA, no withdrawal liability has been incurred with respect to any such plan and no withdrawal liability would be incurred upon the withdrawal from any such plan by OSI or any ERISA Affiliate as of the date hereof, except for any withdrawal that individually or in the aggregate would not have a Material Adverse Effect on OSI.

          (s)    Employment Agreements. Except as disclosed in the OSI SEC
                 ---------------------
Reports, there are no employment, consulting, severance or indemnification arrangements, agreements or understandings between OSI or any Subsidiary, on the one hand, and any directors, officers or other management employees of OSI or any Subsidiary, on the other hand.

          3.3    Representations and Warranties of WJ and Merger Sub. WJ and
                 ---------------------------------------------------
Merger Sub represent and warrant to OSI as follows:

          (a)    Organization. Merger Sub is a corporation duly incorporated,
                 ------------
validly existing and in good standing under the laws of Delaware. Merger Sub is a direct wholly-owned subsidiary of WJ.

          (b)    Corporate Authorization. Merger Sub has all requisite corporate
                 -----------------------
power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (c)    Non-Contravention. The execution, delivery and performance by
                 -----------------
Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the certificate of incorporation or bylaws of Merger Sub.

          (d)    No Business Activities. Merger Sub has not conducted any
                 ----------------------
activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

          (e)    Board Approval. The Board of Directors of Merger Sub, by
                 --------------
resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Merger Sub Board Approval"), has duly (i) determined that this Agreement and
 -------------------------
the Merger are fair to and in the best interests of Merger Sub and its stockholder and (ii) approved and declared advisable this Agreement and the Merger.


                                  ARTICLE IV
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

          4.1    Covenants of WJ. During the period from the date of this
                 ---------------
Agreement and continuing until the Effective Time, WJ agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, the Stock Option Agreements or the WJ Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that OSI shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

          (A)    Ordinary Course.
                 ---------------

          (i) WJ and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time; provided, however, that no action by WJ or its Subsidiaries with
                --------  -------
respect to matters specifically addressed by any other provision of this Section
4.1 shall be deemed a breach of this Section 4.1(a) (i) unless such action would constitute a breach of one or more of such other provisions.

          (ii) Other than in connection with acquisitions permitted by Section 4.1(e), WJ shall not, and shall not permit any of its Subsidiaries to enter into
(A) any new material line of business or (B) any material commitment or transaction (including any borrowing, capital expenditure or purchase, sale or lease of assets) other than in the ordinary course of business consistent with past practice and which, together with all such agreements, commitments and transactions entered into since January 1, 2000, does not require expenditures by WJ in excess of the amounts set forth in Section 4.1(a) of the WJ Disclosure Schedule.

          (b)    Dividends; Changes in Share Capital. WJ shall not, and shall
                 -----------------------------------
not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by wholly owned Subsidiaries of WJ, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of WJ which remains a wholly owned Subsidiary after consummation of such transaction or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except for the purchase from time to time by WJ of WJ Common Stock (and the associated WJ Rights) in the ordinary course of business consistent with past practice in connection with the WJ Benefit Plans. Prior to the Effective Time, WJ shall not redeem the WJ Rights.

          (c)    Issuance of Securities. WJ shall not, and shall not permit any
                 ----------------------
of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any WJ Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or WJ Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of WJ Common Stock (and the associated WJ Rights) upon the exercise of WJ Stock Options or in connection with other stock-based benefit plans outstanding on the date hereof, in each case in accordance with their present terms or pursuant to WJ Stock Options or other stock based awards granted pursuant to clause (ii) below, (ii) the granting of WJ Stock Options or other stock based awards to acquire shares of WJ Common Stock granted under stock based benefit plans outstanding on the date hereof in the ordinary course of business consistent with past practice not in excess of the amounts set forth in Section 4.1(c) of the WJ Disclosure Schedule, (iii) issuances by a wholly owned Subsidiary of WJ of capital stock to such Subsidiary's parent or another wholly owned Subsidiary of WJ, (iv) pursuant to the arrangements set forth in Section 4.1(c) of the WJ Disclosure Schedule, (v) issuances in accordance with the WJ Rights Agreement or
(vi) issuances pursuant to the WJ Stock Option Agreement.

     (d)  Governing Documents. Except to the extent required to comply with
          -------------------
their respective obligations hereunder or with applicable law, WJ and Merger Sub shall not amend or propose to so amend their respective certificates of incorporation, bylaws or other governing documents (other than the Certificate Amendment).

     (e)  No Acquisitions. Other than (i) pursuant to the OSI Stock Option
          ---------------
Agreement or (ii) acquisitions disclosed on the WJ Disclosure Schedule, WJ shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets used in the operations of the business of WJ and its Subsidiaries in the ordinary course, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor); provided, however, that the foregoing shall not prohibit (x)
                    --------  -------
internal reorganizations or consolidations involving existing Subsidiaries of WJ or (y) the creation of new Subsidiaries of WJ organized to conduct or continue activities otherwise permitted by this Agreement.

     (f)  No Dispositions. Other than (i) internal reorganizations or
          ---------------
consolidations involving existing Subsidiaries of WJ, (ii) dispositions referred to in WJ SEC Reports filed prior to the date of this Agreement or (iii) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby or the transactions disclosed in the WJ Disclosure Schedule, WJ shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of WJ but excluding inventory in the ordinary course of business), if the fair market value of the total consideration (including the value of the indebtedness acquired or assumed) therefor exceeds the amount specified in the aggregate for all such dispositions in Section 4.1(f) of the WJ Disclosure Schedule.

     (g)  Investments; Indebtedness. WJ shall not, and shall not permit any of
          -------------------------
its Subsidiaries to, other than in connection with actions permitted by Section 4.1(e), (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) by WJ or a Subsidiary of WJ to or in WJ or any Subsidiary of WJ, (y) pursuant to any contract or other legal obligation of WJ or any of its Subsidiaries existing at the date of this Agreement or (z) in the ordinary course of business consistent with past practice in an aggregate amount not in excess of the aggregate amount specified in Section 4.1(g) of the WJ Disclosure Schedule (provided that none of such transactions referred to in this clause (z) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory Laws) or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement except pursuant to the credit facilities, indentures and other arrangements in existence on the date of this Agreement or in the ordinary course of business consistent with past practice, in each case as such credit facilities, indentures and other arrangements may be amended, extended, modified, refunded, renewed or refinanced after the date of this Agreement.

     (h)  Pooling; Tax-Free Qualification. WJ shall use its reasonable best
          -------------------------------
efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 4.1) that would prevent or impede the Merger from qualifying as a "pooling of interests" for accounting purposes or as a "reorganization" under
Section 368 of the Code; provided, however, that nothing hereunder shall limit
                         --------  -------
the ability of WJ to exercise its rights and/or fulfill its obligations under the Stock Option Agreements.

     (i)  Compensation. Other than as contemplated by Section 5.6 or by Section
          ------------
4.1(c) or 4.1(i) of the WJ Disclosure Schedule, WJ shall not increase the amount of compensation of any director, officer or other management employee except in the ordinary course of business consistent with past practice or as required by an existing agreement, make any increase in or commitment to increase any employee benefits, issue any additional WJ Stock Options, adopt or make any commitment to adopt any additional employee benefit plan or make any contribution, other than regularly scheduled contributions, to any WJ Benefit Plan.

     (j)  Accounting Methods; Income Tax Elections. Except as disclosed in WJ
          ----------------------------------------
SEC Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, WJ shall not change its methods of accounting in effect at December 31, 1998, except as required by changes in GAAP as concurred in by WJ's independent public accountants. WJ shall not (i) change its fiscal year or (ii) make any material tax election, other than in the ordinary course of business consistent with past practice.

     (k)  Certain Agreements. WJ shall not, and shall not permit any of its
          ------------------
Subsidiaries to, enter into any agreements or arrangements that limit or otherwise restrict WJ or any of its Subsidiaries or any of their respective affiliates or any successor thereto or that could, after the Effective Time, limit or restrict Newco or any of its affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area which agreements or arrangements, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Newco and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

     (l)  No Change or Amendment to Rights Agreement. WJ shall not amend, modify
          ------------------------------------------
or waive any provision of the WJ Rights Agreement, and shall not take any action to redeem the rights or render the rights inapplicable to any transaction, other than the Merger and the transactions contemplated by the WJ Stock Option Agreement.

     (m)  No Related Actions. WJ will not, and will not permit any of its
          ------------------
Subsidiaries to, agree or commit to do any of the foregoing.

     4.2  Covenants of OSI. During the period from the date of this Agreement
          ----------------
and continuing until the Effective Time, OSI agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, the Stock Option Agreements or the OSI Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that WJ shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed).

     (a)  Ordinary Course.
          ---------------

     (i) OSI and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time; provided, however, that no action by OSI or its Subsidiaries
                --------  -------
with respect to matters specifically addressed by any other provision of this
Section 4.2 shall be deemed a breach of this Section 4.2(a)(i) unless such action would constitute a breach of one or more of such other provisions.

     (ii) Other than in connection with acquisitions permitted by Section 4.2(e), OSI shall not, and shall not permit any of its Subsidiaries to enter into (A) any new material line of business or (B) any material commitment or transaction (including any borrowing, capital expenditure or purchase, sale or lease of assets) other than in the ordinary course of business consistent with past practice and which, together with all such agreements, commitments and transactions since January 1, 2000, does not require expenditures by OSI in excess of the amounts set forth in Section 4.2(a) of the OSI Disclosure Schedule.

     (b)  Dividends; Changes in Share Capital.  OSI shall not, and shall not
          -----------------------------------
permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by wholly owned Subsidiaries of OSI, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of OSI which remains a wholly owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except for the purchase from time to time by OSI of OSI Common Stock in the ordinary course of business consistent with past practice in connection with the OSI Benefit Plans.

     (c)  Issuance of Securities. OSI shall not, and shall not permit any of its
          ----------------------
Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any OSI Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or OSI Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of OSI Common Stock upon the exercise of OSI Stock Options or in connection with other stock-based benefits plans outstanding on the date hereof, in each case in accordance with their present terms or pursuant to OSI Stock Options or other stock based awards granted pursuant to clause
(iii) below, (ii) issuances by a wholly owned Subsidiary of OSI of capital stock to such Subsidiary's parent or another wholly owned subsidiary of OSI, (iii) the granting of OSI Stock Options or other stock based awards to acquire shares of OSI Common Stock granted under stock based benefit plans outstanding on the date hereof in the ordinary course of business consistent with past practice not in excess of the amounts set forth in Section 4.2(c) of the OSI Disclosure Schedule, (iv) pursuant to the arrangements set forth in Section 4.2(c) of the OSI Disclosure Schedule or (v) issuances pursuant to the OSI Stock Option Agreement.

     (d)  Governing Documents. Except to the extent required to comply with its
          -------------------
obligations hereunder or with applicable law, OSI shall not amend or propose to so amend its respective certificates of incorporation, bylaws or other governing documents.

     (e)  No Acquisitions. Other than (i) pursuant to the WJ Stock Option
          ---------------
Agreement or (ii) acquisitions disclosed on the OSI Disclosure Schedule, OSI shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets used in the operations of the business of OSI and its Subsidiaries in the ordinary course, which assets do not constitute a business unit, division or all or substantially of the assets of the transferor); provided, however, that the foregoing shall not prohibit (x)
                 --------  -------
internal reorganizations or consolidations involving existing Subsidiaries of OSI or (y) the creation of new Subsidiaries of OSI organized to conduct or continue activities otherwise permitted by this Agreement.

     (f)  No Dispositions. Other than (i) internal reorganizations or
          ---------------
consolidations involving existing Subsidiaries of OSI, (ii) dispositions referred to in OSI SEC Reports filed prior to the date of this Agreement or
(iii) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby or the transactions disclosed in the OSI Disclosure Schedule, OSI shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of OSI but excluding inventory in the ordinary course of business), if the fair market value of the total consideration (including the value of the indebtedness acquired or assumed) therefor exceeds the amount specified in the aggregate for all such dispositions in Section 4.2(f) of the OSI Disclosure Schedule.

     (g)  Investments; Indebtedness. OSI shall not, and shall not permit any of
          -------------------------
its Subsidiaries to, other than in connection with actions permitted by Section 4.2(e), (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) by OSI or a Subsidiary of OSI to or in OSI or any Subsidiary of OSI,
(y) pursuant to any contract or other legal obligation of OSI or any of its Subsidiaries existing at the date of this Agreement or (z) in the ordinary course of business consistent with past practice in an aggregate amount not in excess of the aggregate amount specified in Section 4.2(g) of the OSI Disclosure Schedule (provided that none of such transactions referred to in this clause (z) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory Laws) or
(ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement except pursuant to the credit facilities, indentures and other arrangements in existence on the date of this Agreement or in the ordinary course of business consistent with past practice, in each case as such credit facilities, indentures and other arrangements and other existing indebtedness may be amended, extended, modified, refunded, renewed or refinanced after the date of this Agreement.

     (h)  Pooling; Tax-Free Qualification. OSI shall use its reasonable best
          -------------------------------
efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 4.2) that would prevent or impede the Merger from qualifying as a "pooling of interests" for accounting purposes or as a "reorganization" under
Section 368 of the Code; provided, however, that nothing hereunder shall limit
                         --------  -------
the ability of OSI to exercise its rights and/or fulfill its obligations under the Stock Option Agreements.

     (i)  Compensation. Other than as contemplated by Section 5.6 or by Sections
          ------------
4.2(c) or 4.2(i) of the OSI Disclosure Schedule, OSI shall not increase the amount of compensation of any director, officer or other management employee except in the ordinary course of business consistent with past practice or as required by an existing agreement, make any increase in or commitment to increase any employee benefits, issue any additional OSI Stock Options, adopt or make any commitment to adopt any additional employee benefit plan or make any contribution, other than regularly scheduled contributions, to any OSI Benefit Plan.

     (j)  Accounting Methods; Income Tax Elections. Except as disclosed in OSI
          ----------------------------------------
SEC Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, OSI shall not change its methods of accounting in effect at December 31, 1998, except as required by changes in GAAP as concurred in by OSI's independent public accountants. OSI shall not (i) change its fiscal year or (ii) make any material tax election, other than in the ordinary course of business consistent with past practice.

     (k)  Certain Agreements. OSI shall not, and shall not permit any of its
          ------------------
Subsidiaries to, enter into any agreements or arrangements that limit or otherwise restrict OSI or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that could, after the Effective Time, limit or restrict Newco or any of its affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area which agreements or arrangements, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Newco and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

     (l)  No Related Actions. OSI will not, and will not permit any of its
          ------------------
Subsidiaries to, agree or commit to any of the foregoing.

     4.3  Governmental Filings. Each party shall (a) confer on a regular and
          --------------------
frequent basis with the other and (b) report to the other (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters. OSI and WJ shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports, announcements and publications promptly after the same are filed.

     4.4  Control of Other Party's Business. Nothing contained in this Agreement
          ---------------------------------
shall give OSI, directly or indirectly, the right to control or direct WJ's operations prior to the Effective Time. Nothing contained in this Agreement shall give WJ, directly or indirectly, the right to control or direct OSI's operations prior to the Effective Time. Prior to the Effective Time, each of OSI and WJ shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.


                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1  Preparation of Proxy Statement; Stockholders Meetings.
          -----------------------------------------------------

     (a) As promptly as reasonably practicable following the date hereof, WJ and OSI shall prepare and file with the SEC mutually acceptable proxy materials which shall constitute the Joint Proxy Statement/Prospectus (such proxy statement/prospectus, and any amendments or supplements thereto, the "Joint
                                                                      -----
Proxy Statement/Prospectus") and WJ shall prepare and file a registration
--------------------------
statement on Form S-4 with respect to the issuance of WJ Common Stock in the Merger (the "Form S-4"). The Joint Proxy Statement/Prospectus will be included
             --------
in and will constitute a part of the Form S-4 as WJ's prospectus. The Form S-4 and the Joint Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of WJ and OSI shall use reasonable best efforts to have the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. WJ and OSI shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Joint Proxy Statement/Prospectus received from the SEC. WJ will provide OSI with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 prior to filing such with the SEC, and will provide OSI with a copy of all such filings made with the SEC. Except otherwise provided for herein, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided, that with respect to documents
                                     --------
filed by a party which are incorporated by reference in the Form S-4 or Joint Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; and provided, further, that WJ, in connection with a
                              --------  -------
Change in the WJ Recommendation, and OSI, in connection with a Change in the OSI Recommendation, may amend or supplement the Joint Proxy Statement/Prospectus or Form S-4 (including by incorporation by reference) pursuant to a Qualifying Amendment (as defined below) to effect such a Change, and in such event, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, and shall be subject to the right of each party to have its Board of Directors' deliberations and conclusions to be accurately described. A "Qualifying
                                                             ----------
Amendment" means an amendment or supplement to the Joint Proxy
---------
Statement/Prospectus or Form S-4 (including by incorporation by reference) to the extent it contains (i) a Change in the WJ Recommendation or a Change in the OSI Recommendation (as the case may be), (ii) a statement of the reasons of the Board of Directors of WJ or OSI (as the case may be) for making such Change in the WJ Recommendation or Change in the OSI Recommendation (as the case may be) and (iii) additional information reasonably related to the foregoing. WJ will use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to WJ stockholders, and OSI will use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to OSI's stockholders, in each case after the Form S-4 is declared effective under the Securities Act. WJ shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the Share Issuance and OSI shall furnish all information concerning OSI and the holders of OSI Common Stock as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the WJ Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If at any time prior to the Effective Time any information relating to WJ or OSI, or any of their respective affiliates, officers or directors, should be discovered by WJ or OSI which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of WJ and OSI.

     (b)  OSI shall, duly take (subject to the accuracy of the provisions of
Section 3.1(e) and Section 3.2 (e) (provided that OSI shall have used reasonable best efforts to ensure that such representation is true and correct)), all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date determined in accordance with the mutual agreement of OSI and WJ (the "OSI Stockholders Meeting") for the purpose of
                              ------------------------
obtaining the Required OSI Vote with respect to the transactions contemplated by this Agreement and shall take all lawful action to solicit the adoption of this Agreement by the Required OSI Vote; and the Board of Directors of OSI shall recommend adoption of this Agreement by the stockholders of OSI to the effect as set forth in Section 3.2(f) (the "OSI Recommendation"), and shall not withdraw,
                                  ------------------
modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to WJ such recommendation or take any action or make any statement in connection with the OSI Stockholders Meeting inconsistent with such recommendation (collectively, a "Change in the OSI Recommendation"); provided
                                 --------------------------------
the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in the OSI Recommendation) of factual information regarding the business, financial condition or results of operations of WJ or OSI or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal (provided, that the Board of Directors of OSI does not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to WJ its recommendation) in the Form S-4 or the Joint Proxy Statement/Prospectus, to the extent such information, facts, identity or terms is required to be disclosed therein under applicable law, rule or regulation; and, provided further, that the Board of Directors of OSI may make a Change in the OSI Recommendation
pursuant to Section 5.5 hereof.   Notwithstanding any Change in the OSI
Recommendation, this Agreement shall be submitted to the stockholders of OSI at the OSI Stockholders Meeting for the purpose of adopting the Agreement and approving the Merger and nothing contained in this Section 5.1(b) shall be deemed to relieve OSI of such obligation.

     (c)  WJ shall duly take (subject to the accuracy of the provisions of
Section 3.2 (e) and Section 3.1(e) (provided that WJ shall have used reasonable best efforts to ensure that such representation is true and correct) all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date determined in accordance with the mutual agreement of WJ and OSI (the "WJ Stockholders Meeting") for the purpose of obtaining the WJ Stockholder
 -----------------------
Approval and shall take all lawful action to solicit the approval of the Share Issuance and the adoption of the Certificate Amendment; and the Board of Directors of WJ shall recommend approval of the Share Issuance and the adoption of the Certificate Amendment by the stockholders of WJ to the effect as set forth in Section 3.1(f) (the "WJ Recommendation"), and shall not withdraw,
                              -----------------
modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to OSI such recommendation or take any action or make any statement in connection with the WJ Stockholders Meeting inconsistent with such recommendation (collectively, a "Change in the WJ Recommendation"); provided the
                                 -------------------------------
foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in the WJ Recommendation) of factual information regarding the business, financial condition or operations of WJ or OSI or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal (provided, that the Board of Directors of WJ does not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to OSI its recommendation) in the Form S-4 or the Joint Proxy Statement/Prospectus, to the extent such information, facts, identity or terms is required to be disclosed therein under applicable law, rule or regulation; and, provided further, that the Board of

Directors of WJ may make a Change in the WJ Recommendation pursuant to Section
5.5 hereof. Notwithstanding any Change in the WJ Recommendation, a proposal to approve the Share Issuance, and a proposal to adopt the Certificate Amendment shall be submitted to the stockholders of WJ at the WJ Stockholders Meeting for the purpose of obtaining the WJ Stockholder Approval and nothing contained in this Section 5.1(c) shall be deemed to relieve WJ of such obligation.

     (d) For purposes of this Agreement, a Change in the OSI Recommendation shall be deemed to include, without limitation, a recommendation by the OSI Board of Directors of a third party Acquisition Proposal with respect to OSI and a Change in the WJ Recommendation shall be deemed to include, without limitation, a recommendation by the WJ Board of Directors of a third party Acquisition Proposal with respect to WJ.

     5.2  Newco Board of Directors; Executive Officers; Post-Merger Operations.
          --------------------------------------------------------------------

     (a) At or prior to the Effective Time, WJ will take all action necessary to (i) reconstitute the Board of Directors of Newco and the committees thereof as of the Effective Time in accordance with Exhibit 5.2(a) hereto, (ii) cause Kevin J. Ryan to be appointed as Chief Executive Officer of Newco, to be effective as of the Effective Time in accordance with Exhibit 5.2(a) hereto,
(iii) cause John D. Fruth to be appointed as non-executive Chairman of the Board of Newco, to be effective as of the Effective Time in accordance with Exhibit 5.2(a) hereto, (iv) cause the other individuals listed in Exhibit 5.2(a) hereto to be appointed as officers of Newco as of the Effective Time in accordance with
Exhibit 5.2(a) hereto and (v) amend the WJ bylaws to read in their entirety as set forth on Exhibit 5.2(b) hereto.

     (b) WJ and OSI acknowledge that after the Effective Time WJ will undertake to integrate the operations of OSI with those of WJ and that following the completion of such integration process, Newco and its Subsidiaries will be operated on a consolidated basis under the direction of Newco's chief executive officer, subject to the oversight of the Newco Board of Directors.

     5.3  Access to Information. Upon reasonable notice, each party shall (and
          ---------------------
shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers and employees and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under applicable law), and (b) all other information concerning it and its business, properties and personnel as such other party may reasonably request (including consultation on a regular basis with respect to litigation matters); provided, however, that
                                                     --------  -------
either party may restrict the foregoing access to the extent that (i) any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information or (ii) the information is subject to confidentiality obligations to a third party. The parties will hold any such information obtained pursuant to this Section 5.3 in confidence in accordance with, and shall otherwise be subject to, the provisions of the Confidentiality Agreement, dated November 4, 1999, between OSI and WJ (the "Confidentiality Agreement"), as if such Confidentiality Agreement were in full
--------------------------
force and effect. Any investigation by WJ or OSI shall not affect the representations and warranties of OSI or WJ, as the case may be.

     5.4  Reasonable Best Efforts.
          -----------------------

     (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such material consents, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other Regulatory Law (as defined below) with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Regulatory Law and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Nothing in this Agreement shall require any of WJ and its Subsidiaries or OSI and its Subsidiaries to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of WJ, OSI or their respective Subsidiaries or the conduct of their business in a specified manner, whether as a condition to obtaining any approval from a Governmental Entity or any other Person or for any other reason, if such sale, holding separate or other disposition or the conduct of their business in a specified manner is not conditioned on the Closing or, in the aggregate, would reasonably be expected to have a Material Adverse Effect on Newco and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

     (b)  Each of WJ and OSI shall, in connection with the efforts referenced in
Section 5.4 (a) to obtain all requisite material approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ"), the Federal Trade
                                                      ---
Commission (the "FTC") or any other Governmental Entity and of any material
                 ---
communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and
(iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent appropriate or permitted by the DOJ, the FTC or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Regulatory Law" means the Sherman Act, as amended, Council
            --------------
Regulation No. 4064/89 of the European Community, as amended (the "EC Merger
                                                                   ---------
Regulation"), the Clayton Act, as amended, the HSR Act, the Federal Trade
----------
Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

     (c) Subject to the terms and conditions of this Agreement, in furtherance and not in limitation of the covenants of the parties contained in Sections 5.4(a) and 5.4(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of WJ and OSI shall cooperate in all respects with each other and use its respective reasonable best efforts, including without limitation, selling, holding separate or otherwise disposing of or conducting their business in a specified manner, or agreeing to sell, hold separate or otherwise dispose of or conduct their business in a specified manner or permitting the sale, holding separate or other disposition of, any assets of WJ, OSI or their respective Subsidiaries or the conducting of their business in a specified manner, in order to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

     (d) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of WJ and OSI shall use its reasonable best efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement.

     (e) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.4 shall limit a party's right to terminate this Agreement pursuant to Article VII; provided that the foregoing is subject in all respects to the last sentence of Section 5.4(a).

     5.5  Acquisition Proposals.
          ---------------------

     Without limitation on any of such party's other obligations under this Agreement (including under Article IV hereof), each of WJ and OSI agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it, or any purchase or sale of the consolidated assets (including without limitation stock of Subsidiaries) of such party and its Subsidiaries, taken as a whole, having an aggregate value equal to 10% or more of the market capitalization of such party, or any purchase or sale of, or tender or exchange offer for, 10% or more of the equity securities of such party (any such proposal or offer (other than a proposal or offer made by the other party or an affiliate thereof) being hereinafter referred to as an "Acquisition Proposal"). Each of WJ and OSI
                               --------------------
further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal. Notwithstanding anything in this Agreement to the contrary, each of WJ and OSI or its respective Board of Directors shall be permitted to (A) to the extent applicable, comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, (B) effect a Change in the WJ or OSI Recommendation, as the case may be, or (C) engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that, in any such case as is referred to in clause (B) or
(C), (i) its Stockholders Meeting shall not have occurred, (ii) (x) in the case of clause (B) above, it has received an unsolicited bona fide written Acquisition Proposal from a third party and its Board of Directors concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined in Section 8.11) and (y) in the case of clause (C) above, its Board of Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal could result in a Superior Proposal, (iii) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, its Board of Directors receives from such Person an executed confidentiality agreement containing terms at least as stringent as those contained in the Confidentiality Agreement and (iv) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, such party notifies the other party promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers. Each of WJ and OSI agrees that it will promptly keep the other party informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations. Each of WJ and OSI agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. Each of WJ and OSI agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 5.5. Nothing in this Section 5.5 shall
(x) permit WJ or OSI to terminate this Agreement (except as specifically provided in Article VII hereof) or (y) affect any other obligation of WJ or OSI under this Agreement.

     5.6  Employee Benefits Matters.
          -------------------------

     (a) It is the intention of Newco to normalize the compensation and benefit programs (including annual and long-term incentive programs) provided to the former employees of OSI and its Subsidiaries with those employee benefits that are provided to similarly situated employees of WJ and its Subsidiaries.

     (b) Following the Effective Time, Newco shall honor, cause the Surviving Corporation to honor, all OSI Benefit Plans and related funding arrangements in accordance with their respective terms. For at least one year after the Effective Time, Newco shall provide compensation and employee benefits under Benefit Plans (as defined in Section 8.11) to the employees and former employees of WJ and OSI and their respective Subsidiaries (the "Newco Employees") that
                                                      ---------------
are, in the aggregate, no less favorable in any material respects than those provided to such persons pursuant to the Benefit Plans in effect on the date hereof. Nothing herein shall require Newco to continue any particular Benefit Plan or prevent the amendment or termination thereof (subject to the maintenance, in the aggregate, of the benefits as provided in the preceding sentence); provided, however, that Newco shall not take any action (by way of
           -------- --------
amendment, termination or otherwise) which is in violation of the terms of any Benefit Plan or applicable law.

     5.7  Fees and Expenses.  Whether or not the Merger is consummated, all
          -----------------
Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except
(a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed on OSI or its Subsidiaries, (b) Expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement/Prospectus, which shall be shared equally by WJ and OSI, (c) Expenses incurred by OSI shall be paid as soon as practicable by WJ in the event that OSI terminates this Agreement pursuant to Section 7.1(j) and (d) Expenses incurred by WJ shall be paid as soon as practicable by OSI in the event that WJ terminates this Agreement pursuant to Section 7.1(i). As used in this

Agreement, "Expenses" includes all out-of-pocket expenses (including, without
            --------
limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

     5.8  Directors' and Officers' Indemnification and Insurance.  The Surviving
          ------------------------------------------------------
Corporation shall, and Newco shall cause the Surviving Corporation to, (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of OSI and its Subsidiaries (in all of their capacities) (a) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by OSI pursuant to OSI's certificate of incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of OSI and its Subsidiaries and (b) without limitation to clause
(a), to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in the Surviving Corporation's (or any successor's) certificate of incorporation and bylaws for a period of six years after the Effective Time, the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the certificate of incorporation and bylaws of OSI and
(iii) cause to be maintained for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by OSI (provided that the Surviving Corporation (or any successor) may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided,
                                                                    --------
however, that in no event shall the Surviving Corporation be required to expend
-------
in any one year an amount in excess of 200% of the annual premiums currently paid by OSI for such insurance. The obligations of the Surviving Corporation under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect any indemnitees to whom this Section 5.8 applies without the consent of such affected indemnitees (it being expressly agreed that the indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8).

     5.9  Public Announcements.  WJ and OSI shall use reasonable best efforts to
          --------------------
develop a joint communications plan and each party shall use reasonable best efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement/Prospectus in accordance with the provisions of
Section 5.1, neither WJ nor OSI shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

     5.10 Accountant's Letters.
          --------------------

     (a) WJ shall use reasonable best efforts to cause to be delivered to OSI two letters from WJ's independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to WJ and OSI, in form reasonably satisfactory to OSI and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4. WJ shall use reasonable best efforts to cause to be delivered to OSI, a copy of a letter from WJ's independent accountants dated as of the Closing Date, stating that accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Merger is closed and consummated as contemplated by this Agreement.

     (b) OSI shall use reasonable best efforts to cause to be delivered to WJ two letters from OSI's independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to OSI and WJ, in form reasonably satisfactory to WJ and customary in scope for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4. OSI shall use reasonable best efforts to cause to be delivered to WJ a copy of a letter from OSI's independent public accountants, addressed to OSI, dated as of the Closing Date, stating that, as of the date of their report, no conditions exist that would preclude OSI's ability to be a party in a business combination to be accounted for as a pooling of interests.

     (c) Each of WJ and OSI shall use reasonable best efforts to cause the transactions contemplated by this Agreement, including the Merger, to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such accounting treatment to be accepted by the SEC.

     5.11 Listing of Shares of WJ Common Stock.  WJ shall use its reasonable
          ------------------------------------
best efforts to cause the shares of WJ Common Stock to be issued in the Merger and the shares of WJ Common Stock to be reserved for issuance upon exercise of the OSI Stock Options to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Closing Date.

     5.12 Registration Rights Agreement.  At or prior to the Effective Time, WJ
          ------------------------------
shall enter into a Registration Rights Agreement (the "Registration Rights
                                                       -------------------
Agreement") with John D. Fruth substantially in the form of Exhibit 5.12 hereto
---------
with respect to all shares of WJ Common Stock to be received by him in the Merger.

     5.13 Affiliates.
          ----------

     (a) Not less than 45 days prior to the Effective Time, OSI shall deliver to WJ a letter identifying all persons who, in the judgment of OSI, may be deemed at the time this Agreement is submitted for adoption by the stockholders of OSI, "affiliates" of OSI for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof. OSI shall use reasonable best efforts to cause each person identified on such list to deliver to WJ not less than 30 days prior to the Effective Time, a written agreement substantially in the form attached as
Exhibit 5.13(a) hereto (an "Affiliate Agreement").  Not less than 45 days prior
                            -------------------
to the Effective Time, WJ shall deliver to OSI a letter identifying all persons who, in the judgment of WJ, may be deemed "affiliates" of WJ for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date hereof. WJ shall use reasonable best efforts to cause each person identified on such list to deliver to OSI not less than 30 days prior to the Effective Time in the form attached as Exhibit 5.13(b) hereto.

     (b) Newco shall use its reasonable best efforts to publish no later than 90 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

     5.14 Section 16 Matters.  Prior to the Effective Time, WJ and OSI shall
          ------------------
take all such steps as may be required to cause any dispositions of OSI Common Stock (including derivative securities with respect to OSI Common Stock) or acquisitions of WJ Common Stock (including derivative securities with respect to WJ Common Stock) resulting from the transactions contemplated by Article I or
Article II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to OSI, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.


                                  ARTICLE VI

                             CONDITIONS PRECEDENT

     6.1  Conditions to Each Party's Obligation to Effect the Merger.  The
          ----------------------------------------------------------
respective obligations of OSI, WJ and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

     (a)  Stockholder Approval.  (i) OSI shall have obtained the Required OSI
          --------------------
Vote in connection with the adoption of this Agreement by the stockholders of OSI and (ii) WJ shall have obtained the WJ Stockholder Approval in connection with the approval of the Share Issuance by the stockholders of WJ.

     (b)  No Injunctions or Restraints, Illegality.  No Laws shall have been
          ----------------------------------------
adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, (i) having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or
(ii) which otherwise, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Newco and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together after giving effect to the Merger.

     (c)  HSR Act; EC Merger Regulation.  The waiting period (and any extension
          -----------------------------
thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and approval of the Merger of the European Commission shall have been obtained pursuant to the EC Merger Regulation.

     (d)  Governmental and Regulatory Approvals.  Other than the filing provided
          -------------------------------------
for under Section 1.3 and filings pursuant to the HSR Act and EC Merger Regulation (which are addressed in Section 6.1(c)), all consents, approvals and actions of, filings with and notices to any Governmental Entity required of WJ, OSI or any of their Subsidiaries to consummate the Merger, the Share Issuance and the other transactions contemplated hereby, the failure of which to be obtained or taken, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Newco and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together after giving effect to the Merger, shall have been obtained; provided however, that the provisions of this Section 6.1(d) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.4 shall have been the cause of, or shall have resulted in, the failure to obtain such consent or approval.

     (e)  Nasdaq Listing.  The shares of WJ Common Stock to be issued in the
          --------------
Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

     (f)  Effectiveness of the Form S-4.  The Form S-4 shall have been declared
          -----------------------------
effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

     (g)  Pooling.  OSI shall have received and delivered to WJ and WJ's
          -------
independent public accountants, a letter from its independent public accountants, dated as of the Closing Date, stating that as of the date of their letter, no conditions exist that would preclude OSI's ability to be a party in a business combination to be accounted for as a pooling of interests. WJ shall have received and delivered to OSI, a letter from its independent public accountants, dated as of the Closing Date, stating that accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Merger is closed and consummated as contemplated by this Agreement.

     6.2  Additional Conditions to Obligations of WJ and Merger Sub.  The
          ---------------------------------------------------------
obligations of WJ and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by WJ, on or prior to the Closing Date of the following conditions:

     (a)  Representations and Warranties.  Each of the representations and
          ------------------------------
warranties of OSI set forth in this Agreement that is qualified as to Material Adverse Effect shall be true and correct, and each of the representations and warranties of OSI set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date); and WJ shall have received a certificate of the chief executive officer and the chief financial officer of OSI to such effect.

     (b)  Performance of Obligations of OSI.  OSI shall have performed or
          ---------------------------------
complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and WJ shall have received a certificate of the chief executive officer and the chief financial officer of OSI to such effect.

     (c)  Tax Opinion.  WJ shall have received from Kirkland & Ellis, counsel to
          -----------
WJ, on the Closing Date, a written opinion dated as of such date to the effect that for federal income tax purposes the Merger will constitute a reorganization within the meaning of section 368(a) of the Code and that each of WJ, OSI and Merger Sub will be a party to the reorganization within the meaning of section 368(b) of the Code.

     6.3  Additional Conditions to Obligations of OSI.  The obligations of OSI
          -------------------------------------------
to effect the Merger are subject to the satisfaction of, or waiver by OSI, on or prior to the Closing Date of the following additional conditions:

     (a)  Representations and Warranties.  Each of the representations and
          ------------------------------
warranties of WJ set forth in this Agreement that is qualified as to Material Adverse Effect shall be true and correct, and each of the representations and warranties of WJ set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date) and OSI shall have received a certificate of the chief executive officer and the chief financial officer of WJ to such effect.

     (b)  Performance of Obligations of WJ.  WJ shall have performed or complied
          ---------------------------------
with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and OSI shall have received a certificate of the chief executive officer and the chief financial officer of WJ to such effect.

     (c)  Tax Opinion.  OSI shall have received from Pillsbury Madison & Sutro,
          -----------
counsel to OSI, on the Closing Date, a written opinion dated as of such date to the effect that for federal income tax purposes the Merger will constitute a reorganization within the meaning of section 368(a) of the Code and that each of WJ, OSI and Merger Sub will be a party to the reorganization within the meaning of section 368(b) of the Code.

     (d)  WJ Rights Agreement.  No Stock Acquisition Date or Distribution Date
          -------------------
(as such terms are defined in the WJ Rights Agreement) shall have occurred pursuant to the WJ Rights Agreement.

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

     7.1  Termination.  This Agreement may be terminated at any time prior to
          -----------
the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of OSI or WJ:

     (a)  By mutual written consent of WJ and OSI;

     (b) By either OSI or WJ, if the Effective Time shall not have occurred on or before July 31, 2000 (the "Termination Date") or, if the Merger shall not
                              ----------------
have occurred by such date because of the failure of the condition set forth in section 6.1(c) or section 6.1(f), October 31, 2000; provided, however, that the
                                                    --------  -------
right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including without limitation such party's obligations set forth in Section 5.4) has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

     (c) By either OSI or WJ, if any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which such party shall have used its reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 5.4) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action (which order, decree, ruling or other action such party shall have used its reasonable best efforts to obtain, in accordance with Section 5.4), in the case of each of (i) and (ii) which is necessary to fulfill the conditions set forth in subsections 6.1(c) and (d), as applicable, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable; provided, however, that
                                                        --------  -------
the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with Section 5.4 has been the cause of such action or inaction;

     (d) By either OSI or WJ, if the approvals of the stockholders of either WJ or OSI contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote for the Merger or the Share Issuance at a duly held meeting of stockholders or of any adjournment thereof at which the vote was taken;

     (e) By WJ, if OSI shall have failed to make the OSI Recommendation or effected a Change in the OSI Recommendation (or resolved to take any such action), whether or not permitted by the terms hereof, or shall have materially breached its obligations under this Agreement by reason of a failure to call the OSI Stockholders Meeting in accordance with Section 5.1(b); or

     (f) By OSI, if WJ shall have failed to make the WJ Recommendation or effected a Change in the WJ Recommendation (or resolved to take any such action), whether or not permitted by the terms hereof, or shall have materially breached its obligations under this Agreement by reason of a failure to call the WJ Stockholders Meeting in accordance with Section 5.1(c);

     (g) By OSI, if at any time prior to the OSI Stockholders Meeting OSI shall have failed to make the OSI Recommendation or effected a change in the OSI Recommendation so long as (i) the OSI Board of Directors, after consultation with its legal counsel and financial advisor, determines that an Acquisition Proposal is a Superior Proposal and, after consultation with and based upon advice of legal counsel, determines in good faith that such action is necessary for the OSI Board of Directors to comply with its fiduciary duties to stockholders under applicable law, (ii) OSI pays to WJ all amounts due under
Section 7.2 and (iii) OSI provides to WJ at least five Business Days prior to such termination written notice of its intention to terminate this Agreement and the material terms and conditions of the Acquisition Proposal;

     (h) By WJ, if at any time prior to the WJ Stockholders Meeting WJ shall have failed to make the WJ Recommendation or effected a change in the WJ Recommendation so long as (i) the WJ Board of Directors, after consultation with its legal counsel and financial advisor, determines that an Acquisition Proposal is a Superior Proposal and, after consultation with and based upon advise of legal counsel, determines in good faith that such action is necessary for the WJ Board of Directors to comply with its fiduciary duties to stockholders under applicable law, (ii) WJ pays to OSI all amounts due under Section 7.2 and (iii) WJ provides to OSI at least five Business Days prior to such termination written notice of its intention to terminate this Agreement and the material terms and conditions of the Acquisition Proposal;

     (i) By WJ, if there shall be a breach by OSI of any representation, warranty, covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in paragraph 6.2(a) or 6.2(b) and cannot be or is not cured within 20 Business Days of such breach; or

     (j) By OSI, if there shall be a breach by WJ of any representation, warranty, covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in paragraph 6.3(a) or 6.3(b) and cannot be or is not cured within 20 Business Days of such breach.

     7.2  Effect of Termination.
          ---------------------

     (a) In the event of termination of this Agreement by either OSI or WJ as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of WJ or OSI or their respective officers or directors except as provided in Section 3.1(l), Section 3.2(l), the second sentence of Section 5.3, Section 5.7, this Section 7.2 and Article VIII, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, neither WJ nor OSI shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.

     (b)  If (A) (I) either party shall terminate this Agreement pursuant to
Section 7.1(d) (provided that the basis for such termination is the failure of WJ's stockholders to approve the Share Issuance) and (II) at any time after the date of this Agreement and at or before the date of the WJ Stockholders Meeting a Business Combination (as defined in Section 7.2(d)) proposal with respect to WJ shall have been publicly announced or otherwise communicated to the WJ Board of Directors, (B) OSI shall terminate this Agreement pursuant to Section 7.1(f) or (C) WJ shall terminate this Agreement pursuant to Section 7.1(h);

then:

     (i) in the case of clauses (B) or (C), WJ shall pay to OSI (in the case of clause (B) not later than two Business Days after the date of termination and in the case of clause (C) immediately prior to the termination of this Agreement an amount equal to $20 million and

     (ii) in the case of clause (A), (i) WJ shall pay OSI, not later than two Business Days after the date of termination of this Agreement, an amount equal to $10 million and (ii) if within twelve months of termination of this Agreement, WJ enters into a definitive agreement with any third party with respect to a Business Combination or any Business Combination with respect to WJ is consummated, then WJ shall pay to OSI, not later than two Business Days after the earlier of the date such agreement is entered into or such Business Combination is consummated, an additional amount equal to $10 million.

     (c)  If (A) (I) either party shall terminate this Agreement pursuant to
Section 7.1(d) (provided that the basis for such termination is the failure of OSI's stockholders to adopt this Agreement or approve the Merger) and (II) at any time after the date of this Agreement and at or before the date of the OSI Stockholders Meeting a Business Combination proposal with respect to OSI shall have been publicly announced or otherwise communicated to the OSI Board of Directors, (B) WJ shall terminate this Agreement pursuant to Section 7.1(e) or
(C) OSI shall terminate this Agreement pursuant to Section 7.1(g);

then:

     (i) in the case of clauses (B) or (C), OSI shall pay to WJ (in the case of clause (B) not later than two Business Days after the date of termination and in the case of clause (C) immediately prior to the termination of this Agreement an amount equal to $20 million and

     (ii) in the case of clause (A), (i) OSI shall pay WJ, not later than two Business Days after the date of termination of this Agreement, an amount equal to $10 million and (ii) if within twelve months of termination of this Agreement, OSI enters into a definitive agreement with any third party with respect to a Business Combination or any Business Combination with respect to OSI is consummated, then OSI shall pay to WJ, not later than two Business Days after the earlier of the date such agreement is entered into or such Business Combination is consummated, an additional amount equal to $10 million.

     (d) For the purposes of this Section 7.2, "Business Combination" means with respect to WJ or OSI, as the case may be, (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving such party as a result of which either (A) such party's stockholders prior to such transaction (by virtue of their ownership of such party's shares) in the aggregate cease to own at least 55% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or, regardless of the percentage of voting securities held by such stockholders, if any Person shall beneficially own, directly or indirectly, at least 30% of the voting securities of such ultimate parent entity, or (B) the individuals comprising the board of directors of such party prior to such transaction do not constitute a majority of the board of directors of such ultimate parent entity, (ii) a sale, lease, exchange, transfer or other disposition of at least 30% of the assets of such party and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (iii) the acquisition, directly or indirectly, by a Person of beneficial ownership of 30% or more of the common stock of such party whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise (other than a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction upon the consummation of which such party's stockholders would in the aggregate beneficially own at least 55% of the voting securities of such Person).

     (e) All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

     (f) OSI agrees that nothing in this Section 7.2 shall release OSI of any liability in the event that this Agreement is terminated by WJ pursuant to
Section 7.1(i) for a willful and material breach of this Agreement by OSI and WJ agrees that nothing in the Section 7.2 shall release WJ of any liability in the event that this Agreement is terminated by OSI pursuant to Section 7.1(j) for a willful and material breach of this Agreement by WJ.

     7.3  Amendment.  This Agreement may be amended by the parties hereto, by
          ---------
action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of OSI and WJ, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      7.4 Extension; Waiver.  At any time prior to the Effective Time, the
          -----------------
parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.


                                 ARTICLE VIII

                               GENERAL PROVISIONS

     8.1  Non-Survival of Representations, Warranties and Agreements.  None of
          ----------------------------------------------------------
the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including Section 5.8) that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VIII.

     8.2  Notices.  All notices and other communications hereunder shall be in
          -------
writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telescope or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

     (a)  if to WJ or Merger Sub, to:

          Wesley Jessen VisionCare, Inc.
          333 East Howard Avenue
          Des Plaines, IL 60018
          Fax: (847) 294-3434
          Attention:  President

          with a copies to:

          Kirkland & Ellis                        Sweeney, Lev & Blinkoff
          200 East Randolph Drive                 400 Bloomfield Avenue, #200
          Chicago, Illinois 60601                 Montclair, New Jersey 07042
          Fax:  (312) 861-2200                    Fax: (973) 509-1074
          Attn: Dennis M. Myers, Esq.             Attn: Gerald Sweeney, Esq.

     (b)  if to OSI to:

          Ocular Sciences, Inc.
          475 Eccles Avenue
          South San Francisco, California 94080
          Fax: (650) 583-1108
          Attention: Chairman of the Board

     with a copy to:

     Pillsbury Madison & Sutro
     50 Fremont Street
     San Francisco, California 94105
     Fax: (415) 983-1200
     Attention: Nathaniel M. Cartmell III, Esq.


     8.3  Interpretation.  When a reference is made in this Agreement to
          --------------
Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     8.4  Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

     8.5  Entire Agreement; No Third Party Beneficiaries.
          ----------------------------------------------

     (a) This Agreement, the Stock Option Agreements, the Stockholders Agreements, the Confidentiality Agreement and the other agreements of the parties referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than
Section 5.8 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

     8.6  Governing Law.  This Agreement shall be governed and construed in
          -------------
accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

     8.7  Severability.  If any term or other provision of this Agreement is
          ------------
invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     8.8  Assignment.  Neither this Agreement nor any of the rights, interests
          ----------
or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned Subsidiary of WJ without the consent of OSI, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8.9  Submission to Jurisdiction; Waivers.  Each of WJ and OSI irrevocably
          -----------------------------------
agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of WJ and OSI hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of WJ and OSI hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

     8.10 Enforcement.  The parties agree that irreparable damage would occur in
          -----------
the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.11 Definitions.  As used in this Agreement:
          -----------

     (a)  "beneficial ownership" or "beneficially own" shall have the meaning
           --------------------      ----------------
under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

     (b)  "Benefit Plans" means, with respect to any Person, each employee
           -------------
benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any bonus,
                                                     -----
deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, arrangement and contract) in effect on the date of this Agreement or disclosed on the OSI Disclosure Schedule or the WJ Disclosure Schedule, as the case may be, to which such Person or its Subsidiary is a party, which is maintained or contributed to by such Person, or with respect to which such Person could incur material liability under Section 4069, 4201 or 4212(c) of ERISA.

     (c)  "Board of Directors" means the Board of Directors of any specified
           ------------------
Person and any committees thereof.

     (d)  "Business Day" means any day on which banks are not required or
           ------------
authorized to close in the City of Chicago.

     (e)  "known" or "knowledge" means, with respect to any party, the knowledge
           -----      ---------
of such party's executive officers after reasonable inquiry.

     (f)  "Material Adverse Effect" means, with respect to any entity any event,
           -----------------------
change, circumstance or effect that is or is reasonably likely to be materially adverse to (i) the business, financial condition, results of operations or prospects of such entity and its Subsidiaries taken as a whole, other than (A) any event, change, circumstance or effect relating to (v) the economy or financial markets in general, (w) the industries in which such entity operates in general and not specifically relating to (or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on) such entity, (x) the announcement or pendency of the Merger, (y) changes after the date hereof in laws or regulations relating to the design, manufacture or distribution of contact lenses or (z) a change in the market price or trading volume of the shares of such entity (provided that a change in the market price or trading price may be used, if applicable, as evidence of some other event, change, circumstance or effect that has or is reasonably likely to have a Material Adverse Effect) or (B) any event, change, circumstance or effect that was disclosed to a director, officer or member of the due diligence team of the other party in the due diligence process prior to the date of this Agreement to the extent of such disclosure, or (ii) the ability of such entity to consummate the transactions contemplated by this Agreement; all references to Material Adverse Effect on WJ or its Subsidiaries contained in this Agreement shall be deemed to refer solely to WJ and its Subsidiaries without including its ownership of OSI and its Subsidiaries after the Merger.

     (g)  "the other party" means, with respect to OSI, WJ and means, with
           ---------------
respect to WJ, OSI.

     (h)  "Person" means an individual, corporation, limited liability company,
           ------
partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

     (i)  "Subsidiary" when used with respect to any party means any corporation
           ----------
or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

     (j)  "Superior Proposal" means with respect to WJ or OSI, as the case may
           -----------------
be, a written proposal made by a Person other than either such party which is for (I) (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving such party as a result of which either (A) such party's stockholders prior to such transaction (by virtue of their ownership of such party's shares) in the aggregate cease to own at least 75% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (B) the individuals comprising the board of directors of such party prior to such transaction do not constitute a majority of the board of directors of such ultimate parent entity,
(ii) a sale, lease, exchange, transfer or other disposition of at least 25% of the assets of such party and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (iii) the acquisition, directly or indirectly, by a Person of beneficial ownership of 25% or more of the common stock of such party whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise (other than a merger, consolidation, share exchange, business combination, tender or exchange offer or other transaction upon the consummation of which such party's stockholders would in the aggregate beneficially own greater than 75% of the voting securities of such Person), and which is (II) otherwise on terms which the Board of Directors of such party in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (i) would, if consummated, result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed taking into consideration, among other things, the terms of the Stock Option Agreements.

                               *  *  *  *  *  *

     IN WITNESS WHEREOF, WJ, Merger Sub and OSI have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                              WESLEY JESSEN VISIONCARE, INC.


                              By:        /s/ Kevin J. Ryan
                                 ---------------------------------------------
                                           Kevin J. Ryan
                              President, Chief Executive Officer and Chairman


                              OSI ACQUISITION CORP.


                              By:          /s/ Edward J. Kelley
                                 ----------------------------------------------
                                               Edward J. Kelley
                                               Chief Financial Officer

                              OCULAR SCIENCES, INC.


                              By:          /s/ John D. Fruth
                                 ----------------------------------------------
                                               John D. Fruth
                                               Chairman